Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191053

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 18, 2015

(to Prospectus dated September 9, 2013)

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 9, 2013)

SunEdison, Inc.

500,000 shares of     % Series A Perpetual Convertible Preferred Stock

We are offering 500,000 shares of our     % Series A Perpetual Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our perpetual convertible preferred stock.

Dividends on our perpetual convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors or an authorized committee of our board of directors, at an annual rate of     % on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2015. Our perpetual convertible preferred stock has no maturity date, and we are not required to redeem our perpetual convertible preferred stock at any time. Accordingly, our perpetual convertible preferred stock will remain outstanding indefinitely unless a holder of shares of our perpetual convertible preferred stock converts it or we decide to convert or repurchase it as described herein.

Holders of perpetual convertible preferred stock may elect at any time to convert their shares of perpetual convertible preferred stock into shares of our common stock at the conversion rate of             shares of common stock for each share of perpetual convertible preferred stock (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate and the corresponding conversion price will be subject to certain anti-dilution and other adjustments as described herein. However, if a holder elects to convert any shares of perpetual convertible preferred stock during a specified period beginning on, and including, the effective date of a fundamental change, the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a payment in respect of accumulated dividends, in each case as described herein.

On or after September 6, 2020, we may at our option, at any time and from time to time, cause some or all of our perpetual convertible preferred stock to be converted into shares of our common stock at the then-prevailing conversion rate subject to the conditions described herein.

Prior to this offering, there has been no public market for our perpetual convertible preferred stock. We do not intend to apply to list our perpetual convertible preferred stock on any securities exchange or any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange under the symbol “SUNE.” On August 17, 2015, the closing price of our common stock on the New York Stock Exchange was $14.68 per share.

Investing in our perpetual convertible preferred stock involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement.

	Per Share		Total
Public offering price		$1,000		$500,000,000
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to SunEdison Inc.	$		$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our perpetual convertible preferred stock to investors on or about August     , 2015.

Joint book-running managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities	Morgan Stanley
J.P. Morgan		Macquarie Capital

Co-manager

MCS Capital Markets

Prospectus Supplement dated August     , 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2015;

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the SEC on May 7, 2015 and for the fiscal quarter ended June 30, 2015 filed with the SEC on August 6, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2015, January 22, 2015, January 23, 2015, January 27, 2015, February 3, 2015 (excluding Item 7.01 thereof), February 10, 2015, February 13, 2015 (excluding Item 7.01 thereof), March 11, 2015, March 12, 2015, March 12, 2015, April 22, 2015, May 8, 2015, May 12, 2015, May 12, 2015, May 13, 2015, May 21, 2015 (as modified by our Current Report on Form 8-K/A filed with the SEC on May 21, 2015), May 29, 2015, June 29, 2015, June 29, 2015 (as modified by our Current Report on Form 8-K/A filed with the SEC on July 7, 2015), July 21, 2015 and July 22, 2015 (excluding Item 7.01 thereof); and

•	the description of the Company’s common stock, $.01 par value per share, included in our Current Report on Form 8-K filed with the SEC on September 9, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits furnished with such items), unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

S-iii

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Our Commission File Number is 001-13828.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.sunedison.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o SunEdison, Inc., 13736 Riverport Dr., Maryland Heights, Missouri 63043.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus supplement any of the information included on our website.

S-iv

SUMMARY

This summary highlights material information regarding the offering contained elsewhere in this prospectus supplement, but may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, and the more detailed information and financial statements and related notes appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. As used herein, (i) the “Company,” “we,” “SunEdison,” “us” and “our” refer to “SunEdison, Inc.” and its consolidated subsidiaries and their respective predecessors, (ii) “SunEdison, Inc.” refers to SunEdison, Inc., exclusive of its subsidiaries, (iii) “TerraForm” refers to our subsidiary, TerraForm Power, Inc., which is a separate SEC registrant; “TerraForm Power” refers to our TerraForm Power reportable segment, which consists of TerraForm Power, Inc.’s results and (iv) “downstream” refers to our activities in connection with project development, distribution and installation of renewable energy systems.

Our Business

Overview

SunEdison is one of the world’s leading renewable energy development companies and is committed to transforming the way energy is generated, distributed and owned around the globe. We develop, finance, install, own and operate wind, hydro-electric and solar power plants, delivering predictably priced electricity to our residential, commercial, government and utility customers. In addition, we manufacture advanced renewable energy materials and technologies.

We are organized in two business segments: Renewable Energy Development and TerraForm Power. Our Renewable Energy Development segment provides renewable energy services that integrate the design, installation, financing, monitoring, operations and maintenance portions of the renewable energy industry segment for our customers. Our Renewable Energy Development segment also owns and operates renewable energy power plants, manufactures polysilicon and silicon wafers, and subcontracts the assembly of solar modules to support our downstream business, as well as for sale to external customers as market conditions dictate. Our TerraForm Power segment owns and operates clean power generation assets primarily in developed countries, both developed by our Renewable Energy Development segment and acquired through third party acquisitions, which sell electricity through long-term power purchase agreements to utility, commercial and residential customers.

Effective January 20, 2015, in connection with the disposal of our controlling interest in SunEdison Semiconductor Limited (“SSL”), we determined that our Semiconductor Materials segment met the criteria for classification as discontinued operations. As such, our Semiconductor Materials segment is no longer a reportable segment.

Renewable Energy Development Segment

We provide our downstream customers with a simplified and economical way to purchase renewable energy by delivering solar and wind power under long-term power purchase arrangements with customers or feed-in tariff arrangements with government entities and utilities. Our Renewable Energy Development segment is heavily dependent upon government subsidies, including U.S. federal incentive tax credits, state-sponsored energy credits and foreign feed-in tariffs. In certain jurisdictions, the sale of a renewable energy system would not be profitable without these incentives. When we retain systems on our balance sheet, our customers pay us only for the electricity output generated by the renewable energy systems we install on their rooftops, or other property, thereby avoiding the significant capital outlays otherwise usually associated with power plant projects, including typical solar and wind power plants. Once installed, our renewable energy systems provide energy savings to customers and enable them to hedge a portion of their energy costs against volatile electricity prices, including in the case of solar energy systems by generating electricity during daylight hours when electricity prices are typically highest. Our objective is to develop renewable power generation assets that serve as a cost-effective clean energy alternative to central-generated power in select markets throughout North America, South America, Europe, the Middle East and Asia.

TerraForm Power Segment

Our TerraForm Power segment is an owner and operator of clean power generation assets acquired from SunEdison and third parties. TerraForm Power’s business objective is to acquire high-quality contracted cash flow, primarily from owning solar and wind generation assets serving utility, commercial and residential customers. Over time, TerraForm Power intends to acquire other clean power generation assets, including natural gas and hydro-electricity facilities, as well as hybrid energy solutions that enable TerraForm Power to provide contracted power on a 24/7 basis. We believe the renewable power generation segment is growing more rapidly than other power generation segments due in part to the emergence in various energy markets of “grid parity,” which is the point at which renewable energy sources can generate electricity at a cost equal to or lower than prevailing electricity prices. We expect retail electricity prices to continue to rise due to the increasing cost of producing electricity from fossil fuels caused by required investments in generation plants and transmission and distribution infrastructure and increasing regulatory costs, among other factors.

As of June 30, 2015, TerraForm Power’s portfolio consists of solar and wind projects located in the United States, Canada, the United Kingdom and Chile with total nameplate capacity (rated capacity adjusted for TerraForm Power’s economic interest) of 1,884 MW. TerraForm Power intends to further expand and diversify the current project portfolio by acquiring utility-scale, distributed and residential assets located in the United States, Canada, the United Kingdom, Chile and any other mutually agreed upon jurisdiction, substantially all of which we expect will have a long-term power purchase agreement with a creditworthy counterparty.

Recent Developments

Warehouse 3.0

On August 17, 2015, we entered into commitment letters with certain investment funds managed by Goldman Sachs (collectively, the “GS Funds”) and a syndicate of banks to create a $1.0 billion warehouse investment vehicle (the “Warehouse”) for the acquisition, construction financing and placement into operation of utility-scale solar and wind projects (“Renewable Energy Projects”). We intend for the Warehouse to acquire Renewable Energy Projects from SunEdison and other third parties and to ultimately sell such projects to TerraForm Power (which shall have an exclusive call right over the warehoused operating assets). In connection therewith, the Warehouse has up to $300 million of equity committed to be provided by the GS Funds and $700 million of debt committed to be provided by a syndicate of banks including Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc. The debt commitments are comprised of a $500 million, five-year term loan and a $200 million, four-year revolving credit facility, with an interest rate of LIBOR + 425 basis points on the term loan.

Joint Venture with Dominion Resources Inc. for Four Brothers

On August 12, 2015, we signed a definitive agreement with Dominion Resources Inc. (“Dominion”) establishing a joint venture for Four Brothers, a 420 MW solar project in Utah developed by us. The project is now under construction and fully financed with an expected commercial operation date of mid-2016. The Four Brothers project is contracted under long-term power purchase agreements for 20 years with PacifiCorp (A-/A3), a subsidiary of Berkshire Hathaway Energy.

Under the terms of the joint venture, Dominion will invest approximately $500 million to acquire 50% of the cash equity and 99% of the tax equity in Four Brothers, including funding of construction. We will contribute the remaining portion of the capital required to complete the project, which we have fully financed through a $150 million four-year term loan with Deutsche Bank. The total $650 million financing package fully funds the project for completion and long-term ownership.

Initial Public Offering of TerraForm Global, Inc.

On August 5, 2015, we completed the underwritten initial public offering of 45,000,000 Class A shares of TerraForm Global, Inc. (“Global”), our yieldco subsidiary, at a price to the public of $15.00 per share (the “Global IPO”). All of the shares in the offering were sold by Global. We purchased 2,000,000 Class A shares in the Global IPO at the public offering price. In addition, 3,750,000 Class A shares have been sold to the underwriters to date under their option to purchase 6,750,000 additional shares for a 30-day period that commenced on July 31, 2015. We have received net proceeds of approximately $647 million to date, after deducting underwriting discounts and commissions, structuring fees and related offering costs. The shares of Global began trading on the NASDAQ Global Select Market on July 31, 2015 under the ticker symbol “GLBL.”

Global is an owner of long-term contracted wind, solar and hydro-electric power plants acquired from SunEdison and unaffiliated third parties. Global’s business objective is to increase its dividend to stockholders by continuing to acquire, from SunEdison and unaffiliated third parties, clean power generation assets that produce high-quality, long-term contracted cash flows, primarily by serving utility and commercial customers with strong credit profiles. Global’s initial target markets are China, Brazil, India, South Africa, Honduras, Costa Rica, Peru, Uruguay, Malaysia and Thailand. We believe several of these markets, including China, Brazil and India, are likely to be among the fastest growing solar and wind energy markets worldwide from 2015 to 2020 in terms of annual installations and capital investment in renewable energy projects.

Concurrently with the Global IPO, Global completed the sale of $810 million of 9.75% Senior Notes due 2022 issued by Global Operating LLC in a private offering. The Senior Notes bear interest at a fixed rate, which interest is payable in cash semiannually, and have a seven year term. The Senior Notes are subject to customary redemption rights for high yield debt securities. In addition, on June 9, 2015, certain third party investors entered into a stock purchase agreement with Global in which they agreed to purchase an aggregate of 4,500,000 Class A shares of Global at a price per share equal to the initial public offering price in a separate private placement transaction. The private placement closed concurrently with the Global IPO.

Merger with Vivint Solar, Inc.

On July 20, 2015, we and SEV Merger Sub Inc., our wholly owned subsidiary (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Vivint Solar, Inc. (“Vivint Solar”). Under the Merger Agreement, Merger Sub will be merged with and into Vivint Solar, with Vivint Solar continuing after the Merger as the surviving corporation and our wholly owned subsidiary (the “Merger”). The Merger is expected to close during the fourth quarter of 2015. The aggregate consideration payable for this acquisition is expected to be approximately $1.9 billion, which is payable in a combination of cash, shares of SunEdison common stock and SunEdison convertible notes, each as described below.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Vivint Solar common stock (a “Vivint Solar Share”) issued and outstanding immediately prior thereto shall be converted into and shall thereafter represent the right to receive an aggregate per Vivint Solar Share price of $16.50, which shall consist of, on a per Vivint Solar Share basis: (i) cash in the amount of $9.89 (the “Cash Consideration”), (ii) shares of common stock of SunEdison (“SunEdison Shares”) having a value equal to $3.31 (the “Stock Consideration”), and (iii) $3.30 in principal amount of 5-year notes issued by SunEdison and convertible into SunEdison Shares (the “Convertible Notes”).

The number of SunEdison Shares to be received by Vivint Solar stockholders as part of the Stock Consideration for each of their Vivint Solar Shares will be determined based upon the volume weighted average price per share of a SunEdison Share (rounded down to the nearest cent) on the New York Stock Exchange for the 30 consecutive trading days ending on (and including) the third trading day immediately prior to the Effective Time (the “Measurement Price”), subject to a collar. If the Measurement Price is less than $27.51, Vivint Solar stockholders will receive 0.120 SunEdison Shares for each of their Vivint Solar Shares in the Merger, and if the Measurement Price is more than $33.62, Vivint Solar stockholders will receive 0.098 SunEdison Shares for each of their Vivint Solar Shares in the Merger. No fractional SunEdison Shares will be issued, and Vivint Solar stockholders will receive cash in lieu of any fractional SunEdison Shares.

The Convertible Notes will be issued pursuant to an Indenture to be entered into concurrently with closing of the Merger by and between us and a trustee, for an aggregate principal amount of approximately $350 million, and shall be issuable only in registered form without coupons and will constitute our direct unsecured, senior obligations. The conversion price for the Convertible Notes will be 140% of the Measurement Price, but the Measurement Price shall not exceed $33.62 or be lower than $27.51. The Convertible Notes will bear interest at a rate of 2.25% per year, payable semiannually in arrears in cash. The Convertible Notes will be issued in denominations of $100, and no fractional Convertible Notes will be issued. To the extent a stockholder would be entitled to receive a fractional Convertible Note, such stockholder will receive cash in lieu of the fractional Convertible Note.

Holders may surrender the Convertible Notes for conversion only under limited circumstances, as described in the Indenture. Upon conversion we will pay cash, and if applicable, deliver SunEdison Shares, based on a daily conversion value calculated on a proportionate basis for each trading day of the relevant 25 day observation period. The conversion rate will be subject to adjustment in certain circumstances, as described in the Indenture.

The Merger Agreement contains customary representations, warranties and covenants of both SunEdison and Vivint Solar. The Merger Agreement also provides for termination rights on behalf of both parties and that under specified circumstances Vivint Solar may be required to pay SunEdison a termination fee of $62 million.

The Merger Agreement has been approved by the boards of directors of each of SunEdison, Merger Sub and Vivint Solar. In addition to approval of the Vivint Solar stockholders, completion of the Merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the SEC declaring effective SunEdison’s registration statement on Form S-4 covering the SunEdison Shares and the Convertible Notes as a prospectus in which the proxy statement of Vivint Solar will be included, and other customary closing conditions. The Merger does not require approval of SunEdison’s stockholders.

On July 20, 2015, in connection with its entry into the Merger Agreement, we entered into a Purchase Agreement (the “TerraForm Purchase Agreement”) with our controlled affiliate, TerraForm Power, LLC (“TerraForm LLC”), pursuant to which we agreed to sell to TerraForm LLC certain renewable power assets of Vivint Solar, in exchange for $922 million in cash consideration, which would include any advance by TerraForm LLC for projects expected to be acquired from SunEdison following the closing of the Acquisition to be paid concurrently with the closing under the Merger Agreement.

The TerraForm Purchase Agreement contains customary representations, warranties, covenants and conditions. The TerraForm Purchase Agreement is not conditioned on TerraForm LLC’s receipt of any third-party financing. However, in connection with the TerraForm Purchase Agreement, we have entered into a commitment letter with Goldman Sachs Bank USA for a $500 million secured term loan facility, and TerraForm Power Operating, LLC, a subsidiary of TerraForm LLC (“TerraForm Operating”) has entered into a debt commitment letter with Goldman Sachs Bank USA for a $960 million unsecured bridge facility. The funding of the term facility and bridge facility is subject to the negotiation of definitive documentation and other customary closing conditions.

SunEdison intends to transfer certain development assets of Vivint Solar and of SunEdison’s residential solar business to a wholly-owned subsidiary of SEV Merger Sub Inc. on the closing date (the “Term Borrower”). The $500 million secured term loan facility will be guaranteed by the immediate parent of the Term Borrower and all of Term Borrower’s domestic subsidiaries, and will be secured by substantially all assets of Term Borrower and such guarantors.

Acquisition of Renova Energia, S.A.

On July 15, 2015, in connection with various transactions between Global and our subsidiary TerraForm Global LLC (“Global LLC” and together with Global, “TerraForm Global Entities”) and Renova Energia, S.A. (“Renova”), we entered into a securities purchase agreement (the “Renova Purchase Agreement”) with Light Energia S.A. (“Light”), pursuant to which we agreed to acquire all of Light’s ownership interest in Renova, which represents approximately 15.87% of the outstanding shares of Renova. The purchase price for the acquisition was $250 million, which is payable in shares of SunEdison common stock. Pursuant to the Renova Purchase Agreement, we are required to file a prospectus supplement covering the resale of the shares of common stock of SunEdison to be issued by us to Light in order for such shares to be freely tradable. The Renova Purchase Agreement is subject to the consummation of TerraForm Global Entities’ acquisition from Renova of the three wind and hydro-electric operating projects discussed below and other customary closing conditions, including the receipt of Brazilian regulatory approvals. Closing of this acquisition is expected by the third quarter of 2015. On July 15, 2015, Global signed agreements with Renova to acquire three wind and hydro-electric projects in Brazil that have a combined generation capacity of approximately 336 MW. The aggregate consideration payable for this acquisition is $528 million, payable in cash and Class A shares of Global. Global entered into an additional agreement on July 15, 2015 with Renova (the “Backlog Agreement”) to acquire certain development-stage projects in the future provided significant conditions and contingencies are met. The Backlog Agreement covers twelve wind and hydro-electric projects in Brazil which represent an aggregate capacity of approximately 2.5 GW. These projects are in various stages of planning and development, and this commitment is subject to significant conditions, along with satisfactory due diligence, regulatory approvals and certain third party consents, and each project must also meet certain technical and operational requirements. If the significant conditions and other contingencies described above are met and all 12 projects are acquired, the aggregate consideration for these projects was projected at $5 billion, based on market conditions at the time of the Backlog Agreement, but remains subject to change. The price to be paid for each project is subject to an adjustment mechanism based upon a variety of factors that have been agreed to by the parties and therefore is subject to changes, which could be material. Global subsequently assigned its rights and obligations under the Backlog Agreement to us. Global and Renova also entered into several arrangements granting call rights and rights of first refusal with respect to certain of Renova’s other current and future projects.

Acquisition of Invenergy

On July 6, 2015, TerraForm entered into a definitive agreement to acquire net ownership of 930 MW of wind power plants from Invenergy Wind LLC (“Invenergy”). The aggregate consideration payable for this acquisition is approximately $2 billion, including approximately $818 million of indebtedness to be repaid or assumed. The acquired portfolio is comprised of seven contracted wind farms located in the United States and Canada. Invenergy will retain a 9.9% stake in the United States assets and will provide certain operation and maintenance services for these wind power plants. Completion of the transaction is conditioned upon approval by the Federal Energy Regulatory Commission and the Public Utility Commission of Texas. The transaction is subject to the notification and reporting requirements under the Hart-Scott-Rodino Act and other customary closing conditions. Closing of this acquisition is expected by the fourth quarter of 2015. TerraForm expects to finance the direct acquisition of certain assets with a combination of cash on hand and new bond financing. TerraForm intends to directly acquire net ownership of 265 MW of the wind power plants from Invenergy, expected to be financed with a combination of cash on hand and new bond financing, and the remaining assets will be acquired by a warehouse facility or facilities to be sponsored by us and third party equity investors.

Corporate Information

We formed in 1984 as a Delaware corporation and completed our initial public stock offering in 1995. As of June 30, 2015, our corporate structure includes, in addition to our wholly owned subsidiaries, a 52%-owned consolidated joint venture in South Korea known as SMP Ltd. related to the production of high purity polysilicon.

Our principal executive offices are located at 13736 Riverport Dr., Maryland Heights, Missouri 63043. Our telephone number is (314) 770-7300. Our website address is www.sunedison.com. Our website, and the information contained therein, is expressly not incorporated into and is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the perpetual convertible preferred stock. Certain of the terms described below are subject to important limitations and exceptions. Refer to the section of the accompanying prospectus entitled “Description of the Capital Stock—Preferred Stock,” as supplemented by the “Description of Perpetual Convertible Preferred Stock” section of this prospectus supplement, for a more detailed description of the terms of the perpetual convertible preferred stock. As used in this section, the terms “SunEdison,” “us,” “we,” or “our” refer to SunEdison, Inc. and not any of its subsidiaries.

Securities we are offering	shares of % Series A Perpetual Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our perpetual convertible preferred stock.

Public offering price	1,000 per share of perpetual convertible preferred stock.

Dividends	% of the liquidation preference of $1,000 per share of our perpetual convertible preferred stock per year. Dividends will accumulate from August , 2015 and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our perpetual convertible preferred stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors, or an authorized committee thereof, in its sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are converted at our option, after a record date and on or prior to the related dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share. Each subsequent dividend is expected to be approximately $ per share. See “Description of Perpetual Convertible Preferred Stock—Dividends.”

If our board of directors, or an authorized committee thereof, elects to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined under “Description of Perpetual Convertible Preferred Stock—Definitions”), of our common stock over the five consecutive scheduled trading day period commencing on, and including, the seventh scheduled trading day immediately preceding the applicable dividend payment date (or, if no trading day occurs during such period, over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date) (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $        , which amount represents approximately 50% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to the conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the applicable five-day average price, we will, if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the perpetual convertible preferred stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash in accordance with the foregoing sentence, we will have no further obligation to pay such excess amount.

The initial price is $ , which is the closing price of our common stock on The New York Stock Exchange on the date the perpetual convertible preferred stock is priced.

Dividend payment dates	March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2015.

Maturity	Our perpetual convertible preferred stock has no maturity date, and we are not required to redeem our perpetual convertible preferred stock at any time. Accordingly, our perpetual convertible preferred stock will remain outstanding indefinitely unless a holder of shares of our perpetual convertible preferred stock converts it or we decide to convert it or repurchase it, in each case as described herein. See “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder,” “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount,” “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Company” and “Description of Perpetual Convertible Preferred Stock—No Redemption.”

Conversion rate	Holders of perpetual convertible preferred stock may at any time elect to convert their shares of perpetual convertible preferred stock into shares of our common stock at the conversion rate of shares of common stock for each share of perpetual convertible preferred stock (equivalent to an initial conversion price of approximately $ per share of common stock). The conversion rate and the corresponding conversion price will be subject to certain anti-dilution and other adjustments as described under “Description of Perpetual Convertible Preferred Stock—Anti-Dilution Adjustments.”

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time, a holder may elect to convert shares of perpetual convertible preferred stock, in whole or in part, at the then-applicable conversion rate (an “early conversion”) as described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder.” This conversion rate is subject to certain anti-dilution and other adjustments.

If, as of the effective date of any early conversion (the “early conversion date”), our board of directors, or an authorized committee thereof, has not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive scheduled trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding the early conversion date (or, if no trading day occurs during such period, over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date) (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Company Conversion Option	We may not cause the perpetual convertible preferred stock to be converted at our option prior to September 6, 2020. On or after September 6, 2020, we may cause all or any portion of the perpetual convertible preferred stock to be converted, at our option, at the applicable conversion rate but only if (i) the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the second trading day immediately preceding the date on which we provide notice of company conversion, exceeds 130% of the conversion price on each applicable trading day, and (ii) on or prior to the relevant company conversion date (as defined below), we have declared and paid, or declared and set apart for payment, all of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such company conversion date (whether in cash or in shares of common stock), in each case as described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Company.”

Conversion at the option of the holder upon a fundamental change; accumulated dividend amount	If a fundamental change (as defined under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount”) occurs at any time, holders of the perpetual convertible preferred stock will have the right to convert their shares of perpetual convertible preferred stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 40 scheduled trading days after such effective date. The fundamental change conversion rate will be determined as described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount—General.”

Holders who convert shares of our perpetual convertible preferred stock within that timeframe will also receive any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change (the “accumulated dividend amount”), subject to our right to deliver shares of our common stock (or exchange property, as defined under “Description of Perpetual Convertible Preferred Stock—Recapitalizations, Reclassifications and Changes in our Common Stock) in lieu of all or part of such amounts; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the related dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, and will not be included in the accumulated dividend amount.

If we elect to make any such payment of the accumulated dividend amount, or any portion thereof, in shares of our common stock (or exchange property), such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the accumulated dividend amount, in the aggregate, exceed a number equal to the sum of such amounts (the “additional fundamental change amount”), divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the additional fundamental change amount exceeds the product of the number of shares of common stock delivered in respect of such additional fundamental change amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the perpetual convertible preferred stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount. See “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights, options or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) distributions to holders of our common stock of cash; and (6) certain payments by us or one of our subsidiaries in respect of a tender or exchange offer for our common stock, in each case subject to certain exceptions. See “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments.”

Liquidation preference	$1,000 per share of perpetual convertible preferred stock.

Voting rights	Except as specifically required by Delaware law (including Section 242(b)(2) of the Delaware General Corporation Law) or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the perpetual convertible preferred stock, the holders of perpetual convertible preferred stock will have no voting rights.

Whenever dividends on shares of perpetual convertible preferred stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, August , 2015 and ending on, but excluding, December 1, 2015), whether or not consecutive, the holders of perpetual convertible preferred stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of perpetual convertible preferred stock and all other preferred stock of equal rank having similar voting rights, voting together as a single class (1) authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the perpetual convertible preferred stock; (2) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the perpetual convertible preferred stock or (3) consummate a binding share exchange or reclassification involving shares of perpetual preferred stock or a merger or consolidation of us with another entity unless the perpetual convertible preferred stock remains outstanding or is replaced by preference securities with terms not materially less favorable to holders, in each case subject to certain exceptions.

See “Description of Perpetual Convertible Preferred Stock—Voting Rights.”

Ranking	The perpetual convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all of our common stock and to each other class of capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the perpetual convertible preferred stock;

•	on a parity with any class of capital stock or series of preferred stock issued in the future the terms of which expressly provide that it will rank on a parity with the perpetual convertible preferred stock;

•	junior to each class of capital stock or series of preferred stock issued in the future the terms of which expressly provide that such capital stock or preferred stock will rank senior to the perpetual convertible preferred stock; and

•	junior to all of our existing and future indebtedness, including, without limitation, our convertible senior notes due 2018, our convertible senior notes due 2020, our convertible senior notes due 2021, our convertible senior notes due 2022, our convertible senior notes due 2023, our convertible senior notes due 2025 and our exchangeable notes due 2020.

In addition, the perpetual convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At June 30, 2015, we and our subsidiaries had total outstanding consolidated debt of approximately $10,722 million and no outstanding shares of preferred stock.

Use of proceeds	We estimate that the proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, will total approximately $ . We expect to use the net proceeds of this offering for general corporate purposes, which we expect to include funding working capital and growth initiatives. See “Use of Proceeds.”

U.S. federal income tax considerations	The U.S. federal income tax considerations of purchasing, owning and disposing of the perpetual convertible preferred stock and any common stock received upon its conversion are described in “U.S. Federal Income Tax Considerations.”

No listing	We do not intend to apply to list our perpetual convertible preferred stock on any securities exchange or any automated dealer quotation system.

New York Stock Exchange symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “SUNE.”

Transfer agent and registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the perpetual convertible preferred stock.

Risk factors	See “Risk Factors” beginning on page S-19 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in our perpetual convertible preferred stock.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial data of SunEdison for each of the three years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement. The summary consolidated financial data for the six months ended June 30, 2015 and 2014 were derived from our unaudited condensed consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement, which in management’s opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for fiscal year 2014 and our consolidated financial statements and notes thereto for fiscal year 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, as recasted and as filed under Form 8-K/A on July 7, 2015 to reflect changes due to the discontinued operations of SSL, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the second quarter of fiscal year 2015 and our unaudited condensed consolidated financial statements and notes thereto for the six months ended June 30, 2015 and 2014, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference in this prospectus supplement.

	Fiscal Year Ended December 31,
(in millions, except per share data)	2014(1)	2013(1)	2012(1)
Statement of Operations Data:
Net sales:
Solar Energy segment(2)	$1,594	$1,204	$1,731
TerraForm Power segment	126	18	16
Intersegment eliminations	(73)	(126)	(144)

Consolidated net sales	1,647	1,096	1,603
Cost of goods sold	1,504	1,032	1,349

Gross profit(2)	143	64	254
Operating expenses:
Marketing and administration(4)	481	257	202
Research and development	27	34	38
Restructuring charges	15	64	66
Long-lived asset impairment charges(5)	75	4	18

Total operating expenses	598	359	324
Operating income (loss):
Solar Energy segment	(462)	(300)	(75)
TerraForm Power segment	7	5	5

Total operating loss	(455)	(295)	(70)
Non-operating expense(6)	774	286	138

Loss before income taxes and equity in earnings (loss) of equity method investments	(1,229)	(581)	(208)
Income tax expense (benefit)(7)	(39)	(1)	61

Loss before equity in earnings (loss) of equity method investments, net of tax	(1,190)	(579)	(269)
Equity in earnings (loss) of equity method investments, net of tax	8	6	(2)

Loss from continuing operations	(1,181)	(574)	(271)

	Fiscal Year Ended December 31,
(in millions, except per share data)	2014(1)	2013(1)	2012(1)
Income (loss) from discontinued operations, net of tax(3)	(91)	(40)	122
Net loss	(1,272)	(614)	(149)
Net loss (income) attributable to noncontrolling interests	92	27	(2)

Net loss attributable to SunEdison stockholders	$(1,180)	$(587)	$(151)

Basic loss per share:
Continuing operations	$(4.06)	$(2.28)	$(1.19)
Discontinued operations	(0.34)	(0.18)	(0.53)

Total basic loss per share	$(4.40)	$(2.46)	$(0.66)

Diluted loss per share:
Continuing operations	$(4.06)	$(2.28)	$(1.19)
Discontinued operations	(0.34)	(0.18)	(0.53)

Total diluted loss per share	$(4.40)	$(2.46)	$(0.66)

Weighted-average shares outstanding:
Basic	269	242	231
Diluted	269	242	231
Other Data:
Capital expenditures:
Solar Energy segment(8)	$1,587	$497	$391
TerraForm Power segment	60	—	—
Discontinued operations	94	101	95

Consolidated capital expenditures	$1,741	$598	$486

Depreciation and amortization:
Solar Energy segment	$169	$143	$124
TerraForm Power segment	72	5	4
Discontinued operations	116	120	119

Consolidated depreciation and amortization	$357	$268	$247

Balance Sheet Data:
Cash and cash equivalents	$856	$533	$451
Cash committed for construction projects(9)	131	258	28
Restricted cash	271	140	110
Working capital (deficit)(10)	(530)	439	274
Total assets	10,450	5,562	3,480
Long-term debt, including financing and capital lease obligations (including current portion)	6,992	3,566	2,352
Total SunEdison stockholders’ equity	233	232	575

	Six Months Ended June 30,
(in millions, except per share data)	2015(1)	2014(1)
	(unaudited)
Statement of Operations Data:
Net sales:
Renewable Energy Development segment	$591	$773
TerraForm Power segment	201	30
Intersegment eliminations(11)	(14)	(32)

Consolidated net sales	778	771
Cost of goods sold	641	728

Gross profit	137	43
Operating expenses:
Marketing and administration	457	201
Restructuring charges	53	14
Long-lived asset impairment charges	17	—

Total operating expenses	527	215
Operating income (loss):
Renewable Energy Development segment	(418)	(183)
TerraForm Power segment	28	11

Total operating loss	(390)	(172)
Non-operating expense(6)	370	514

Loss from continuing operations before income tax benefit and equity in (loss) earnings of equity method investments	(760)	(686)
Income tax benefit	(211)	(10)

Loss from continuing operations before equity in (loss) earnings of equity method investments	(549)	(676)
Equity in (loss) earnings of equity method investments, net of tax	(12)	10

Loss from continuing operations	(561)	(666)

Loss from discontinued operations(3)	(119)	(1)

Net loss	(680)	(667)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	45	12

Net loss attributable to SunEdison stockholders	$(635)	$(655)

Basic loss per share:
Continuing operations	$(1.81)	$(2.46)
Discontinued operations	(0.43)	—

Total basic loss per share	$(2.24)	$(2.46)

Diluted loss per share:
Continuing operations	$(1.81)	$(2.46)
Discontinued operations	(0.43)	—

Total diluted loss per share	$(2.24)	$(2.46)

Weighted-average shares outstanding:
Basic	284	268
Diluted	284	268

	Six Months Ended June 30,
(in millions, except per share data)	2015(1)	2014(1)
	(unaudited)
Other Data:
Capital expenditures:
Renewable Energy Development segment(8)	$974	$653
Terra Form Power segment	8	52
Discontinued operations	14	42

Consolidated capital expenditures	$982	$705

Depreciation and amortization:
Renewable Energy Development segment	$109	$73
Terra Form Power segment	87	23
Discontinued operations	10	58

Consolidated depreciation and amortization	$196	$96

At June 30, 2015
(unaudited)
Balance Sheet Data
Cash and cash equivalents	$1,294
Cash committed for construction projects	704
Restricted cash	412
Working capital (deficit)(10)	(252)
Total assets	17,557
Long-term debt, including financing and capital lease obligations (including current portion)	10,722
Total SunEdison stockholders’ equity	632

(1)	Includes the operating results of various acquisitions since their acquisition date.
(2)	Includes $23 million and $25 million of revenue recognized in 2013 for the Gintech contract termination and the Tainergy contract amendment, respectively, and $37 million of revenue recognized in 2012 for the Conergy contract termination. See Note 13 to our consolidated financial statements for fiscal 2014.
(3)	On January 20, 2015, we disposed of 12,951,347 SSL ordinary shares in connection with an underwritten public offering of 17,250,000 SSL ordinary shares at a price of $15.19 per share. As a result of this transaction, we no longer hold a controlling interest in SSL. Our remaining interest in SSL is accounted for as an equity method investment. We recognized a loss associated with the disposal of SSL ordinary shares of $123 million within discontinued operations in the condensed consolidated statements of operations for the six months ended June 30, 2015.
(4)	During the years ended December 31, 2014, 2013 and 2012 we recorded income of $3 million, charges of $6 million and charges of $13 million, respectively, to adjust the fair value of contingent consideration. These adjustments were recorded as increases and reductions to marketing and administration expense.
(5)	See Note 14 to our consolidated financial statements for fiscal 2014.
(6)	Included in 2014 are a loss on convertible note derivatives of $499 million and a gain on our previously held equity interest in SMP Ltd. of $146 million. Included in 2014 and 2013 are a gain on early extinguishment of debt of $10 million and a loss on early extinguishment of debt of $75 million, respectively. Included in 2014 is a $1 million impairment charge, compared to $3 million and $4 million of charges in 2013 and 2012, respectively, of investments accounted for under the cost method. Included for the six months ended June 30, 2015 is a loss on early extinguishment of debt of $84 million. Included for the six months ended June 30, 2014 is a loss on convertible note derivatives of $499 million.

(7)	Included in 2014 is a tax benefit for the reduction of the valuation allowance on certain deferred tax assets of $95 million. Included in 2013 is a net income tax expense of $10 million due to the closure of the Internal Revenue Service examination for the 2007 through 2010 years. Income tax expense also includes net income tax expense of $95 million in 2012 for the net valuation change in deferred tax assets.
(8)	Includes construction of renewable energy systems of $1,511 million, $465 million and $347 million for the years ended December 31, 2014, 2013 and 2012, respectively, and $869 million and $652 million for the six months ended June 30, 2015 and 2014, respectively.
(9)	Includes consolidated variable interest entities of $32 million and $144 million as of December 31, 2014 and 2013, respectively. There was no such amount as of December 31, 2012.
(10)	Working capital (deficit) is defined as current assets minus current liabilities.
(11)	Intersegment sales eliminations relate to operations and maintenance services provided by the Renewable Energy Development segment to the TerraForm Power segment and the sale of polysilicon from the Renewable Energy Development segment to SSL prior to the Semiconductor Materials segment meeting the definition of a discontinued operation.

RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, and the more detailed information and financial statements and related notes appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the securities offered hereby. See “Where you can find more information” and “Incorporation of certain documents by reference.” You could lose part or all of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks related to ownership of our perpetual convertible preferred stock

You will bear the risk of a decline in the market price of our common stock between the pricing date for the perpetual convertible preferred stock and the conversion settlement date.

The aggregate market value of the shares of our common stock that you would receive upon conversion may be less than the aggregate liquidation preference of your shares of perpetual convertible preferred stock. Specifically, if the applicable market value of our common stock is less than the initial price of $             (the closing price of the common stock on The New York Stock Exchange on the date the perpetual convertible preferred stock is priced), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon conversion of each share of perpetual convertible preferred stock will be less than the $1,000 liquidation preference, and an investment in the perpetual convertible preferred stock would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

Upon conversion of the perpetual convertible preferred stock, you may receive less valuable consideration than expected because the value of shares of our common stock may decline after you exercise your conversion right.

A converting holder will be exposed to fluctuations in the value of shares of our common stock during the period from the date such holder surrenders perpetual convertible preferred stock for conversion until the date we settle our conversion obligation. We will be required to deliver shares of our common stock, together with cash for any fractional share, on the third business day immediately following the relevant conversion date. Accordingly, if the market price of shares of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and will be less than the conversion value of the perpetual convertible preferred stock on the conversion date.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for our perpetual convertible preferred stock.

We expect that, generally, the market price of our common stock will affect the market price of our perpetual convertible preferred stock more than any other single factor. This may result in greater volatility in the market price of the perpetual convertible preferred stock than would be expected for nonconvertible preferred stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. For example, the market price of our common stock recently declined significantly following our second quarter earnings announcement.

In addition, we expect that the market price of the perpetual convertible preferred stock will be influenced by yield and interest rates in the capital markets, the time, if any, remaining to September 6, 2020, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the conversion rate. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the perpetual convertible preferred stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the perpetual convertible preferred stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the perpetual convertible preferred stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the perpetual convertible preferred stock.

Our perpetual convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our perpetual convertible preferred stock only after all of our liabilities have been paid. In addition, our perpetual convertible preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our perpetual convertible preferred stock then outstanding. At June 30, 2015, we and our subsidiaries had total outstanding consolidated debt of approximately $10,722 million, and we had no outstanding shares of preferred stock.

Our ability to pay dividends on our perpetual convertible preferred stock may be limited.

Our payment of dividends on our perpetual convertible preferred stock in the future will be determined by our board of directors, or an authorized committee thereof, in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

In addition, our current credit facilities prohibit us from paying dividends on the perpetual convertible preferred stock in cash, and the agreements governing any future indebtedness of ours may also limit our ability to pay cash dividends on the perpetual convertible preferred stock. As a result of such limitations, if our board of directors, or an authorized committee thereof, declares dividends on the perpetual convertible preferred stock, we would currently be required to pay any such dividends in shares of our common stock.

In addition, under Delaware law, our board of directors, or an authorized committee thereof, may declare dividends on our capital stock (whether paid in cash or shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the perpetual convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the perpetual convertible preferred stock.

If upon conversion (other than during a fundamental change conversion period) we have not declared all or any portion of the accumulated and unpaid dividends payable on the perpetual convertible preferred stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the perpetual convertible preferred stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion, subject in each case to the limitations described under “Description of the Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount.” In the case of conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the perpetual convertible preferred stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so. For the avoidance of doubt, if we are unable to pay such excess amount in cash in accordance with the foregoing sentence, we will have no further obligation to pay such excess amount. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

The perpetual convertible preferred stock is our obligation only, and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries.

The perpetual convertible preferred stock is our obligation exclusively and is not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries, and a substantial portion of our operations are conducted through our subsidiaries. Accordingly, our ability to make distributions on the perpetual convertible preferred stock, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the perpetual convertible preferred stock. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the perpetual convertible preferred stock or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

The distribution of cash flows by our subsidiaries to us is subject to statutory restrictions under the Delaware Limited Liability Company Act and contractual restrictions under our subsidiaries’ debt instruments that may limit the ability of our subsidiaries to make distributions. In addition, any distributions and payments of fees or costs are subject to our subsidiaries’ financial conditions. As of June 30, 2015, our subsidiaries had total outstanding consolidated debt of approximately $8,886 million.

Regulatory actions may adversely affect the trading price and liquidity of the perpetual convertible preferred stock.

We expect that many investors in, and potential purchasers of, the perpetual convertible preferred stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the perpetual convertible preferred stock. Investors that employ a convertible arbitrage strategy with respect to convertible preferred stock typically implement that strategy by selling short the common stock underlying the convertible preferred stock and dynamically adjusting their short position while they hold the convertible preferred stock. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the perpetual convertible preferred stock to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the perpetual convertible preferred stock. This could, in turn, adversely affect the trading price and liquidity of the perpetual convertible preferred stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the perpetual convertible preferred stock.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the perpetual convertible preferred stock may be adversely affected.

The fundamental change conversion rate that will apply in connection with the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount”) occurs at any time, the fundamental change conversion rate will apply to any shares of perpetual convertible preferred stock converted during the fundamental change conversion period (as defined in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount”) and, with respect to those shares of perpetual convertible preferred stock converted, you will also receive, an accumulated dividend amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount. The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount.” Although the fundamental change conversion rate is generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your shares of perpetual convertible preferred stock upon a fundamental change, the fundamental change conversion rate is generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock, per share of the perpetual convertible preferred stock, equal to the fundamental change conversion rate upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the perpetual convertible preferred stock.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your perpetual convertible preferred stock. However, the fundamental change provisions will not afford protection to holders of perpetual convertible preferred stock in the event of certain transactions that could adversely affect the perpetual convertible preferred stock. For example, transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the perpetual convertible preferred stock. In the event of any such transaction, holders of the perpetual convertible preferred stock would not have the right to require us to purchase their perpetual convertible preferred stock, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the perpetual convertible preferred stock.

The conversion rate of the perpetual convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the perpetual convertible preferred stock or the common stock issuable upon conversion of the perpetual convertible preferred stock.

The conversion rate is subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants, offerings of our common stock or securities convertible into common stock (other than those set forth in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the perpetual convertible preferred stock. In addition, the terms of our perpetual convertible preferred stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our perpetual convertible preferred stock in engaging in any such offering or transaction.

Purchasers of our perpetual convertible preferred stock may be adversely affected upon the issuance of a new series of preferred stock ranking equally with the perpetual convertible preferred stock sold in this offering.

The terms of our perpetual convertible preferred stock will not restrict our ability in the future to offer a new series of preferred stock that ranks equally with our perpetual convertible preferred stock as to dividend payments and liquidation preference. We have no obligation to consider the specific interests of the holders of our perpetual convertible preferred stock in engaging in any such offering or transaction.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely affect the trading price of the perpetual convertible preferred stock.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon (i) the exercise of stock options, (ii) the conversion of our 2.00% Convertible Notes due 2018, our 2.75% Convertible Notes due 2021, our 0.25% Convertible Notes due 2020, our 2.375% Convertible Notes due 2022, our 2.625% Convertible Notes due 2023 and our 3.375% Convertible Notes due 2025 (together, the “existing convertible notes”) and the settlement of the warrant transactions entered into in connection with the existing convertible notes and (iii) the conversion of the perpetual convertible preferred stock offered hereby. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the perpetual convertible preferred stock and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

You will have no rights with respect to our common stock until you convert your perpetual convertible preferred stock, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your perpetual convertible preferred stock, but your investment in our perpetual convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it is an amendment to our Amended and Restated Certificate of Incorporation that would materially and adversely affect the special rights, preferences, privileges and voting powers of the perpetual convertible preferred stock (as described under “Description of Perpetual Convertible Preferred Stock—Voting Rights”), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You will have no voting rights except under limited circumstances.

You do not have voting rights, except with respect to certain amendments to the terms of the perpetual convertible preferred stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law (including Section 242(b)(2) of the Delaware General Corporation Law). You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the perpetual convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, August , 2015, and ending on, but excluding, December 1, 2015), whether or not for consecutive dividend periods, the holders of shares of perpetual convertible preferred stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the perpetual convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Voting Rights.”

You may be subject to tax upon an adjustment to the conversion rate of our perpetual convertible preferred stock even though you do not receive a corresponding distribution of cash or shares of common stock.

The conversion rate of our perpetual convertible preferred stock is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend, without the receipt of any cash or shares of common stock. If you are a non-U.S. holder (as defined in “U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate if applicable), which may be set off against subsequent payments of cash or shares of common stock on our perpetual convertible preferred stock, which may be sold to fund the withholding tax obligation. See “U.S. Federal Income Tax Considerations.”

Corporate U.S. holders of the perpetual convertible preferred stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders (as defined in “U.S. Federal Income Tax Considerations”) of the perpetual convertible preferred stock generally will be eligible for the dividends-received deduction only to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We cannot assure you that we will have sufficient earnings and profits in 2015 or in future years to cause all distributions on the perpetual convertible preferred stock to be treated as dividends. If a distribution with respect to the perpetual convertible preferred stock fails to qualify as a dividend, corporate U.S. holders would not be eligible for the dividends-received deduction with respect to such distribution. See “U.S. Federal Income Tax Considerations.”

If you are a non-U.S. holder, dividends on our perpetual convertible preferred stock that are paid in shares of our common stock may be subject to U.S. federal withholding tax in the same manner as a cash dividend, which the withholding agent will satisfy through a sale of a portion of the common stock you receive as a dividend or through withholding of other amounts payable to you.

We may elect to pay dividends on our perpetual convertible preferred stock in shares of our common stock rather than in cash. Any such stock dividends paid to you will be taxable in the same manner as cash dividends and, if you are a non-U.S. holder (as defined in “U.S. Federal Income Tax Considerations”), generally will be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate, if applicable). Any required withholding tax will be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or may be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

Our ability to use net operating losses to offset future taxable income for U.S. federal income tax purposes may be limited by Section 382 of the Code; and Section 382 may limit our ability to raise capital in the future.

Section 382 of the Code imposes an annual limitation on the amount of taxable income that may be offset by our net operating losses and certain other tax attributes if we experience an “ownership change.” An ownership change occurs when our “five-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in us by more than 50 percentage points (by value) over a rolling three-year period.

While we believe that we have not undergone such an ownership change as of the date hereof and will not undergo such an ownership change as a result of this offering, because such an event is outside of our control, no assurance can be given that subsequent transactions will not result in an ownership change. Any future offerings of equity securities by us or sales of stock by stockholders would increase the likelihood that we undergo an ownership change. If an ownership change occurs, the annual utilization of our net operating loss carryforwards and certain other tax attributes may be materially and adversely affected. Upon completion of this offering, our ability to raise future capital by issuing stock without causing an ownership change may be materially limited.

An active trading market for the perpetual convertible preferred stock does not exist and may not develop.

The perpetual convertible preferred stock is a new issue of securities with no established trading market. We do not intend to apply to list our perpetual convertible preferred stock on any securities exchange or to arrange for quotation on any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market in the perpetual convertible preferred stock, they are not obligated to do so, and they may discontinue any such market making at any time without notice. We cannot assure you that a trading market for the perpetual convertible preferred stock will develop. Even if a trading market for the perpetual convertible preferred stock does develop, we cannot assure you of the depth or liquidity of that market, the ability of the holders to sell the perpetual convertible preferred stock, or the ability of the holders to sell the perpetual convertible preferred stock at a favorable price. In addition, any shares of perpetual convertible preferred stock that are sold by the underwriters to any of our directors and officers that are our affiliates will not be freely tradable by such affiliates under U.S. securities laws, and as such, the sale of shares of perpetual convertible preferred stock to such affiliates may reduce the depth and/or liquidity for any market that may develop for the perpetual convertible preferred stock.

Risks Related to Ownership of Our Common Stock

The market price of our common stock has fluctuated significantly, especially in recent years, and may continue to do so in the future, which increases the risk of your investment.

We are a participant in both the renewable energy industry and the semiconductor industry, two industries that have often experienced extreme price and trading volume fluctuations that often have been unrelated to the operating performance of an individual company. This market volatility may adversely affect the market price of our common stock. For example, the market price of our common stock recently declined significantly following our second quarter earnings announcement. The market price of our common stock may be affected by various factors, including:

•	quarterly fluctuations in our operating results resulting from factors such as timing of orders from and shipments to major customers, product mix, competitive pricing pressures and sales of solar energy systems;

•	our ability to convert our pipeline and backlog into completed solar energy systems at historical or anticipated rates;

•	market conditions experienced by our customers and in the semiconductor industry and solar industry;

•	announcements of operating results that are not aligned with the expectations of investors;

•	general worldwide macroeconomic conditions, including availability of project financing and related interest rates, or changes in government policies regarding solar energy;

•	changes in our relationships with our customers;

•	seasonality of, and returns generated by, our Solar Energy business;

•	announcements of technological innovations, new products or upgrades to existing products by us or our competitors;

•	interruption of operations at our manufacturing facilities or the facilities of our suppliers; and

•	developments in patent or other proprietary rights by us or by our competitors.

In addition, in recent years the stock market has experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Provisions in our amended and restated certificate of incorporation, amended and restated by-laws and Delaware law may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include:

•	a board of directors that, until the 2016 annual meeting of stockholders, will be divided into three classes with staggered terms;

•	rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of our board of directors to issue preferred stock without stockholder approval; and

•	the right of our board of directors to make, alter or repeal our by-laws.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of us, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

The perpetual convertible preferred stock may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the perpetual convertible preferred stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon as dividends on, or conversion of, the perpetual convertible preferred stock;

•	possible sales of our common stock by investors who view the perpetual convertible preferred stock as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the perpetual convertible preferred stock and our common stock.

Our business requires significant capital.

We may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We may not be able to obtain additional financing or refinancing on terms acceptable to us or at all. Our inability to raise required financing could have a material adverse effect on us as well as the market price of our common stock.

27

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding:

•	demand and/or pricing of our products or the pricing environment in the future;

•	our expectation that we will generate sufficient taxable income to realize the benefits of our net deferred tax assets;

•	the appropriateness of our tax positions and the timing of our tax audits;

•	our ability to complete and sell projects in our renewable energy projects pipeline, and to locate and acquire additional renewable energy projects;

•	the timing of our various manufacturing ramps or the cessation or continuation of production at certain facilities and our dependence on a limited number of third-party suppliers;

•	the anticipated growth of our business in 2015 and beyond;

•	the effects of economic factors on our market capitalization;

•	our expectation that we will have the financial resources and liquidity needed to meet our business requirements throughout 2015 and beyond;

•	future amendments or termination of our agreements with our long-term solar wafer customers and payments associated with such contracts;

•	our estimates of penalties associated with termination of or purchase shortfalls under certain of our long-term supply contracts with our vendors;

•	regulatory changes and the availability of economic incentives promoting use of renewable energy;

•	changes to laws and policies that support renewable energy sources;

•	compliance with, and costs and liabilities under, environmental laws and regulations;

•	the nature and extent of tax rebate programs or feed-in-tariffs in the future;

•	our expectations regarding indemnification payments related to tax credits;

•	the ultimate impact our legal proceedings may have on us;

•	the charges we expect to incur, the timing of completion, the savings we expect to realize, the number of employees who will be affected and our execution of our announced restructurings;

•	our expectations regarding our annual pre-tax operating benefits upon the completion of our restructuring activities;

•	our expectations regarding recognition of annual amortization expenses;

•	our expectations regarding our investments in research and development;

•	our expectations regarding our future cash flow generation;

•	our expectations regarding solar wafer sales to external parties and sales of our renewable energy systems;

•	the amount of our contributions to our pension plans in 2015 and our estimates regarding actuarial loss (gain) and future benefits payable under our pension plans;

•	the anticipated effect of certain accounting pronouncements on our results of operations and financial condition;

•	the classification of our renewable energy systems as direct sales, sale-leasebacks or held systems and the current and subsequent accounting treatment, expected energy revenue and estimated retained value of such transactions;

•	our expectations regarding the timing and amount of our investments in our joint ventures;

•	the timing of completion of the construction, installation and testing of the equipment and the milestone payments related to the SMP Ltd. polysilicon facility in South Korea;

•	our substantial indebtedness, and the requirements of and our compliance with the terms governing our indebtedness, including the indentures governing our existing convertible notes, the convertible note hedge and warrant transactions and capped transactions entered into in connection with the existing convertible notes and our other financing arrangements and the impact of related cross default provisions;

•	the sources of funding and our ability to access funding for our Renewable Energy Development business;

•	our expectations regarding our purchase of renewable energy credits;

•	our ability to compete effectively in the markets we serve;

•	with respect to the separation of SSL and our publicly traded subsidiaries, TerraForm and Global: (i) we may be subject to greater exposure to liability than our historic business operations, (ii) we may be involved in various conflicts of interest which could be resolved in a manner unfavorable to us, and (iii) we may not be able to achieve some or all of the expected benefits;

•	anticipated benefits in connection with the acquisition of First Wind or the Vivint Solar acquisition;

•	our exposure to risks associated with certain obligations to TerraForm and Global associated with the initial portfolio, future call right projects and interests in additional clean energy projects;

•	our statements regarding our working capital and other capital requirements for the next 12 months; and

•	other risks described in the company’s filings with the SEC.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, as well as those discussed elsewhere in this prospectus supplement or in any document incorporated by reference herein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, will total approximately $        .

We expect to use the net proceeds of this offering for general corporate purposes, which we expect to include funding working capital and growth initiatives. At this time, we have not specifically identified a large single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any potential uses in light of the variety of factors that will impact how such net proceeds will ultimately be utilized by us. As a result, our management will retain broad discretion over the use of the net proceeds from this offering.

Pending use of the proceeds from this offering, we intend to invest the proceeds in short-term, investment-grade and interest-bearing instruments or money market funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement:

	Six Months Ended June 30, 2015		Year Ended December 31,
			2014		2013		2012		2011		2010
Ratio of earnings to fixed charges	(A	)	(B	)	(C	)	(D	)	(E	)	(F	)

(A)	The ratio of earnings to fixed charges was less than one-to-one for the six months ended June 30, 2015. Earnings were insufficient to cover fixed charges by $832 million.
(B)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2014. Earnings were insufficient to cover fixed charges by $1,267 million.
(C)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2013. Earnings were insufficient to cover fixed charges by $602 million.
(D)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Earnings were insufficient to cover fixed charges by $101 million.
(E)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2011. Earnings were insufficient to cover fixed charges by $1,402 million.
(F)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2010. Earnings were insufficient to cover fixed charges by $17 million.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2015 (i) on an actual basis and (ii) on as an adjusted basis to give effect to this offering and the application or the net proceeds thereof. See “Use of Proceeds.”

You should read the following table in conjunction with the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2014, as recasted and as filed under Form 8-K/A on July 7, 2015 to reflect changes due to the discontinued operations of SSL, and in our Quarterly Report on Form 10-Q for the six months ended June 30, 2015.

	As of June 30, 2015
	Historical (unaudited)	As Adjusted (unaudited)
	(in millions, except share data)
Cash and cash equivalents	$1,294	$
Long-term debt (including current portion):
Total long-term debt (including current portion)(1)	$10,722		$10,722
Stockholders’ Equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued and outstanding	—		$500
Common stock, no par value, 700.0 shares authorized, 314.6 shares issued in 2015	3		3
Additional paid-in capital	2,721
Accumulated deficit	(1,983)		(1,983)
Accumulated other comprehensive loss	(34)		(34)
Treasury stock, 2.8 shares in 2015	(75)		(75)

Total SunEdison stockholders’ equity	632		632

Noncontrolling interest	2,637		2,637

Total stockholders’ equity	3,269		3,269

Total capitalization	$15,285	$

(1)	Total long-term debt includes approximately $7,874 million of indebtedness that is non-recourse to SunEdison.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded publicly on the New York Stock Exchange under the symbol “SUNE.” The following table presents quarterly information on the price range of our common stock. This information indicates the market close price per share of our common stock for each recent fiscal quarter reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended December 31, 2013:
First quarter	$5.66	$3.44
Second quarter	8.72	4.08
Third quarter	10.22	6.46
Fourth quarter	13.49	8.35

Fiscal Year Ended December 31, 2014:
First quarter	$21.48	$13.37
Second quarter	22.87	16.74
Third quarter	24.05	18.88
Fourth quarter	22.89	14.30

Fiscal Year Ending December 31, 2015:
First quarter	$24.85	$17.59
Second quarter	32.13	24.83
Third quarter (through August 17, 2015)	31.84	13.35

On August 17, 2015, the last reported sale price of our common stock was $14.68 per share. As of August 13, 2015, there were 247 record holders of our common stock.

Payments of cash dividends and the repurchase of common stock are currently limited due to restrictions contained in our debt agreements. We have not paid cash dividends on our common stock for the last two fiscal years and do not expect to pay cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF PERPETUAL CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our     % Series A Perpetual Convertible Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as our perpetual convertible preferred stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Certificate of Incorporation, including the certificate of designations for the perpetual convertible preferred stock, and the form of perpetual convertible preferred stock share certificate are available upon request from us at the address set forth in the section of this prospectus supplement entitled “Where You Can Find More Information.” The following summary of the terms of the perpetual convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

As used in this section, the terms “SunEdison,” “us,” “we” or “our” refer to SunEdison, Inc. and not any of its subsidiaries.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have not previously designated any of such authorized preferred stock. At the consummation of this offering, we will issue 500,000 shares of perpetual convertible preferred stock.

When issued, the perpetual convertible preferred stock and any common stock issued upon the conversion of the perpetual convertible preferred stock will be fully paid and nonassessable. The holders of the perpetual convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to our stock, obligations, warrants or other securities of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the perpetual convertible preferred stock.

We do not intend to list our perpetual convertible preferred stock on any securities exchange or any automated dealer quotation system.

References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Maturity

Our perpetual convertible preferred stock has no maturity date, and we are not required to redeem our perpetual convertible preferred stock at any time. Accordingly, our perpetual convertible preferred stock will remain outstanding indefinitely unless a holder of shares of our perpetual convertible preferred stock converts it in accordance with the requirements described herein, we convert it in accordance with the requirements described herein or we repurchase it in accordance with the requirements described herein. See “—Conversion at the Option of the Holder,” “—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount,” “—Conversion at the Option of the Company” and “—No Redemption.”

Ranking

The perpetual convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will rank:

•	senior to (i) our common stock and (ii) each other class of capital stock (or series of preferred stock) established after the original issue date of the perpetual convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks either (x) senior to the perpetual convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the perpetual convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which securities in clauses (i) and (ii) we refer to collectively as “junior stock”);

•	on a parity with any class of capital stock (or series of preferred stock) established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the perpetual convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock (or series of preferred stock) established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the perpetual convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness, including, without limitation, our convertible senior notes due 2018, our convertible senior notes due 2020, our convertible senior notes due 2021, our convertible senior notes due 2022, our convertible senior notes due 2023, our convertible senior notes due 2025 and our exchangeable notes due 2020.

In addition, the perpetual convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At June 30, 2015, we and our subsidiaries had total outstanding consolidated debt of approximately $10,722 million, and we had no outstanding shares of preferred stock.

Dividends

Subject to the rights of holders of any class of capital stock (or series of preferred stock) ranking senior to the perpetual convertible preferred stock with respect to dividends, holders of shares of perpetual convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of     % on the liquidation preference of $1,000 per share of perpetual convertible preferred stock (equivalent to $         per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Method of Payment of Dividends.” Declared dividends on the perpetual convertible preferred stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 2015 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from August     , 2015, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at the close of business on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are converted at our option, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, August     , 2015 and will end on, and exclude, December 1, 2015. The amount of dividends payable on each share of perpetual convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend amount by four. Dividends payable on the perpetual convertible preferred stock for the initial dividend period will be computed based upon the number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the perpetual convertible preferred stock for the first dividend period will be approximately $         per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on December 1, 2015. The dividend on the perpetual convertible preferred stock for each subsequent dividend period, when, as and if declared, will be approximately $         per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the perpetual convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock has been set apart for the payment of such dividends upon, all outstanding shares of perpetual convertible preferred stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the perpetual convertible preferred stock, is limited by the terms of our current credit facilities and may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends (whether in cash or shares of our common stock) may be limited by applicable Delaware law. See the section of this prospectus supplement entitled “Risk Factors—Risks Related to Ownership of Our Perpetual Convertible Preferred Stock—Our ability to pay dividends on our perpetual convertible preferred stock may be limited.”

So long as any share of the perpetual convertible preferred stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock has been set apart for the payment of such dividends upon, all outstanding shares of perpetual convertible preferred stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock, (ii) the acquisition of shares of any common stock or other junior stock in exchange for, or through application of the proceeds of the sale of, shares of any common stock or other junior stock; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians or as the result of the acquisition of another company that already was the owner of record or beneficial owner of such stock; (vii) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and (viii) the conversion, exercise and/or settlement of the convertible notes, convertible note hedge transactions, capped call transactions and/or warrant transactions described in this prospectus supplement and any similar transaction entered into by the Company from time-to-time.

When dividends on shares of the perpetual convertible preferred stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof, no dividends may be declared or paid on any parity stock (other than dividends or distributions in the form of parity stock and junior stock and cash solely in lieu of fractional shares in connection with such dividend or distribution) unless dividends are declared on the perpetual convertible preferred stock such that the respective amounts of such dividends declared on the perpetual convertible preferred stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the perpetual convertible preferred stock and such class or series of parity stock (subject to their having been declared by our board of directors, or an authorized committee thereof, out of legally available funds) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the perpetual convertible preferred stock shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the perpetual convertible preferred stock (whether or not for a current dividend period or any prior dividend period), determined in the sole discretion of our board of directors, or an authorized committee thereof:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the perpetual convertible preferred stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the perpetual convertible preferred stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in common stock no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive scheduled trading day period commencing on, and including, the seventh scheduled trading day immediately preceding the applicable dividend payment date (or, if no trading day occurs during such period, over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date) (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the perpetual convertible preferred stock in respect of dividends. Instead, the number of shares of common stock delivered to holders of the perpetual convertible preferred stock in respect of dividends will be rounded up to the nearest share.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration. To the extent applicable, we will also use our reasonable best efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the total dividend payment divided by $        , which amount represents approximately 50% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to the conversion rate as set forth below in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the perpetual convertible preferred stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash in accordance with the foregoing sentence, we will have no further obligation to pay such excess amount.

No Redemption

The perpetual convertible preferred stock will not be redeemable. However, at our option we may purchase the perpetual convertible preferred stock from time to time in the open market, by tender offer or otherwise. We will cause any perpetual convertible preferred stock so purchased (other than pursuant to cash-settled swaps or other derivatives) to be surrendered to the transfer agent for cancellation, and they will no longer be considered “outstanding” under the certificate of designations upon their repurchase.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of perpetual convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the perpetual convertible preferred stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the perpetual convertible preferred stock and all parity stock are not paid in full, the holders of the perpetual convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the perpetual convertible preferred stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our perpetual convertible preferred stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the perpetual convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the perpetual convertible preferred stock will not have voting rights other than those described below, except as specifically required by Delaware law (including Section 242(b)(2) of the Delaware General Corporation Law).

Whenever dividends on any shares of perpetual convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, August     , 2015 and ending on, but excluding, December 1, 2015), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of perpetual convertible preferred stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the directors meet the director qualifications set forth in our Amended and Restated Bylaws as in effect on the date of this prospectus supplement; provided further that the election of any such directors will not cause us to violate the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall at no time include more than two directors elected by the holders of our perpetual convertible preferred stock and all other series of voting preferred stock. In the event of a nonpayment, we will increase the number of directors on our board of directors by two. Such new directors will be elected at a special meeting of stockholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 20% of the shares of perpetual convertible preferred stock or of any other series of voting preferred stock; provided that if such request is not made or is not received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, in either case, such election shall be held at such next annual or special meeting of stockholders. Elections will thereafter be held at each subsequent annual meeting, so long as the holders of perpetual convertible preferred stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking on parity with the perpetual convertible preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the perpetual convertible preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the perpetual convertible preferred stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of perpetual convertible preferred stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of perpetual convertible preferred stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at the next annual meeting of stockholders and the number of directors on our board of directors shall automatically decrease by two upon the adjournment of the next annual meeting of stockholders.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of perpetual convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of perpetual convertible preferred stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate our Amended and Restated Bylaws as in effect on the date of this prospectus supplement or the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred stock directors will each be entitled to one vote per director on any matter.

So long as any shares of perpetual convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of perpetual convertible preferred stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of perpetual convertible preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the perpetual convertible preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

•	amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of perpetual convertible preferred stock so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the shares of perpetual convertible preferred stock; or

•	consummate a binding share exchange or reclassification involving the shares of perpetual convertible preferred stock, a merger or consolidation of us with another entity or the sale, assignment, conveyance, transfer, lease or other disposal of SunEdison, Inc.’s properties and assets, substantially as an entirety, to any successor person, unless in each case: (i) shares of perpetual convertible preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; (ii) such shares of perpetual convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the perpetual convertible preferred stock immediately prior to such consummation, taken as a whole; and (iii) the issuer of the perpetual convertible preferred stock remains (or, if the perpetual convertible preferred stock is converted into or exchanged for such other preference securities, the issuer of such other preference securities is) a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of perpetual convertible preferred stock and (3) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking on a parity with or junior to the perpetual convertible preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up, will be deemed not to adversely affect the special rights, preferences, privileges or voting powers of the perpetual convertible preferred stock and shall not require the affirmative vote or consent of holders of the perpetual convertible preferred stock (voting as a separate class or with other voting preferred stock); provided further that any event permitted pursuant to the third bullet point above (because such event satisfies the requirements set forth in sub-clauses (i) through (iii) thereunder) will not be, and will not be deemed to be prohibited pursuant to the second bullet point above.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the perpetual convertible preferred stock for this purpose), then only the series of voting preferred stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred stock.

Without the consent of the holders of the perpetual convertible preferred stock, so long as such action is made pursuant to an amendment to our Amended and Restated Certificate of Incorporation duly adopted in accordance with Delaware law, and does not adversely affect the special rights, preferences, privileges or voting powers of the perpetual convertible preferred stock, we may amend, alter, supplement, or repeal any terms of the perpetual convertible preferred stock for the following purposes:

•	to cure any ambiguity or mistake, or to correct or supplement any provision contained in the certificate of designations for the perpetual convertible preferred stock that may be defective or inconsistent with any other provision contained in the certificate of designations for the perpetual convertible preferred stock;

•	conform the provisions of the certificate of designations to the “Description of Perpetual Convertible Preferred Stock” section in the preliminary prospectus supplement, as supplemented by the related free writing prospectus relating to the perpetual convertible preferred stock; or

•	to make any provision with respect to matters or questions relating to the perpetual convertible preferred stock that is not inconsistent with the provisions of the certificate of designations for the perpetual convertible preferred stock.

Prior to the applicable conversion date, the shares of our common stock issuable upon conversion of the perpetual convertible preferred stock will not be deemed to be outstanding, and holders of perpetual convertible preferred stock will have no voting rights with respect to such shares of common stock by virtue of holding the perpetual convertible preferred stock, including the right to vote on any amendment to our Amended and Restated Certificate of Incorporation or certificate of designation that would adversely affect the rights of common stock holders.

The number of votes that each share of perpetual convertible preferred stock and any voting preferred stock participating in the votes described above shall have and shall be in proportion to the liquidation preference of such share.

Definitions

“Average VWAP” per share over a certain period means the average of the VWAP per share for each trading day in such period.

“Market disruption event” means (i) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, “scheduled trading day” means a “business day.”

“Trading day” means a day on which (i) there is no “market disruption event” and (ii) The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. For these purposes, a “trading day” includes only those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

“VWAP” of our common stock (or any security that is part of the reference property into which our common stock has been converted, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “SUNE.N Equity AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our common stock has been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one share of our common stock (or other reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security). The “VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount”), holders of the perpetual convertible preferred stock will have the right to convert their shares of perpetual convertible preferred stock, in whole or in part (but in no event less than one share of perpetual convertible preferred stock), at any time, into shares of our common stock at the applicable conversion rate. Initially, the conversion rate per share of perpetual convertible preferred stock is              shares of our common stock (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described in the sections of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments” below and “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount” below. The conversion price of a share of perpetual convertible preferred stock at any time is equal to $1,000 divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive scheduled trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding the early conversion date (or, if no trading day occurs during such period, over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date) (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the perpetual convertible preferred stock pursuant to this “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the perpetual convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Dividends.”

The perpetual convertible preferred stock will not convert mandatorily on any specified date.

Conversion at the Option of the Company

We may not cause the perpetual convertible preferred stock to be converted at our option prior to September 6, 2020. On or after September 6, 2020, we may cause all or any portion of the perpetual convertible preferred stock to be converted, at our option, at the applicable conversion rate but only if:

•	the closing sale price (as defined below) of our common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the second trading day immediately preceding the date on which we provide notice of company conversion, exceeds 130% of the conversion price on each applicable trading day; and

•	on or prior to the relevant company conversion date (as defined below), we have declared and paid, or declared and set apart for payment, all of the accumulated and unpaid dividends for all full dividend periods ending on the dividend payment date prior to such company conversion date.

If the company conversion date occurs after the close of business on a dividend payment date for a dividend period and prior to the close of business on the record date for the immediately following dividend period, the holder of shares of our perpetual convertible preferred stock converted at our option will not be entitled to receive any portion of the dividend on such converted shares payable for the dividend period to which such record date relates. Accordingly, if we convert shares of our perpetual convertible preferred stock and the company conversion date is after the close of business on a dividend payment date for a dividend period and prior to the close of business on the record date for the immediately following dividend period, holders of shares of our perpetual convertible preferred stock will forego the right to receive any dividends accruing from such dividend payment date to the company conversion date.

Except as described in the immediately preceding paragraphs in this “—Conversion at the Option of the Company” section, upon any conversion of any shares of the perpetual convertible preferred stock pursuant to this “—Conversion at the Option of the Company” section, we will make no payment or allowance for unpaid dividends on such shares of the perpetual convertible preferred stock, unless such early company conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount

General

If a fundamental change (as defined below) occurs at any time, holders of the perpetual convertible preferred stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of perpetual convertible preferred stock, in whole or in part (but in no event less than one share of perpetual convertible preferred stock), into shares of common stock (or exchange property, as defined below under (“—Recapitalizations, Reclassifications and Changes in our Common Stock”) at the fundamental change conversion rate described below; and (ii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount (the “accumulated dividend amount”), receive payment of the accumulated dividend amount, subject to our right to deliver shares of our common stock (or exchange property) in lieu of all or part of such amounts as described under “—Accumulated dividend amount” below; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the related dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described in the section of this prospectus supplement entitled “—Dividends,” and will not be included in the accumulated dividend amount.

To exercise the fundamental change early conversion right, holders must submit their shares of the perpetual convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at the close of business on the date that is 40 scheduled trading days after the effective date. Holders of perpetual convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the fundamental change conversion rate and will be entitled to receive the accumulated dividend amount. Holders of perpetual convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of perpetual convertible preferred stock at the fundamental change conversion rate or to receive the accumulated dividend amount.

We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a fundamental change not more than 70 scheduled trading days nor less than 35 scheduled trading days prior to the anticipated effective date or, if we do not have knowledge of such transaction or event or we determine, in our commercially reasonable discretion, that it is impractical or inadvisable to disclose, the anticipated effective date of such transaction or event at least 35 scheduled trading days prior to the anticipated effective date, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction or event or receive notice, or otherwise become aware of, such transaction or event, unless we determine, in our commercially reasonable discretion, that it is no longer impractical or inadvisable to disclose, the anticipated effective date of such transaction or event (but in no event later than the actual effective date of such transaction or event). Notwithstanding the foregoing, in no event will we be required to provide such notice to the holders before the earlier of (i) the actual effective date of such transaction or event and (ii) the earlier of such time as we or our affiliates (a) have publicly disclosed or acknowledged the circumstances giving rise to such anticipated transaction or event or (b) are required to publicly disclose under applicable law or the rules of any stock exchange on which our equity is then listed the circumstances giving rise to such anticipated transaction or event.

“Fundamental change conversion rate” means a number of shares of our common stock per share of perpetual convertible preferred stock equal to the greater of:

(i) a number of shares of our common stock equal to the then-applicable conversion rate plus the number of fundamental change additional shares, if any; and

(ii) a number of shares of our common stock equal to the liquidation preference of $1,000 per share of perpetual convertible preferred stock divided by the greater of (x) the floor price and (y) the average VWAP per share of our common stock over the 10 consecutive scheduled trading day period commencing on, and including, the 12th scheduled trading day immediately preceding the related effective date (or, if no trading day occurs during such period, over the 10 consecutive trading day period ending on, and including, the third trading day immediately preceding the effective date).

A “fundamental change” means the occurrence of a change in control or a termination in trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the initial time at which the perpetual convertible preferred stock is originally issued:

(1) any “person” or “group” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our subsidiaries and our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with, enter into a binding share exchange, merger or similar transaction with or into another person other than one or more of our subsidiaries or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event; or

(3) the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the certificate of designations).

However, notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (2) of the definition of “change in control” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger, consolidation or other transaction, and, as a result therefrom, such consideration becomes the reference property for the perpetual convertible preferred stock. For purposes of the immediately preceding sentence, an event that is not considered a change in control pursuant to such sentence shall not be a change in control solely because such event could also be described by clause (1) of the definition of “change in control” above.

Notwithstanding anything to the contrary in the foregoing, to the extent we continue to own at least 51% of the voting power of any of our Yieldco subsidiaries (including, for the avoidance of doubt, TerraForm) the stock of which has been offered to the public, the offering to the public (and subsequent dispositions of our interests in such entity) will not constitute a “change in control.”

“Yieldco subsidiaries” means a dividend growth-oriented public company, created by a parent company that bundles renewable and/or conventional long-term contracted operating assets in order to generate predictable cash flows and that allocates cash available for distribution each year or quarter to shareholders in the form of dividends.

A “termination of trading” means that our common stock or other securities into which the perpetual convertible preferred stock are convertible are not approved for listing on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

The term “all or substantially all” as used in the definition of “change in control” in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change period, references to us in the definition of “change in control” above shall instead be references to such other entity.

Fundamental change additional shares

The fundamental change additional shares included in the calculation of the fundamental change conversion rate for holders of perpetual convertible preferred stock who submit their shares for conversion during the fundamental change conversion period will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the relevant effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of our perpetual convertible preferred stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the fundamental change additional shares numbers in the table will be subject to adjustment in the same manner and at the same time as the conversion rate as set forth in the section of this prospectus supplement entitled “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments.”

The following table sets forth the number of fundamental change additional shares per share of perpetual convertible preferred stock for each stock price and effective date set forth below.

Effective date	$	$	$	$	$	$	$	$	$	$	$
August , 2015
September 1, 2015
September 1, 2016
September 1, 2017
September 1, 2018
September 1, 2019
September 1, 2020 and thereafter

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change additional shares will be determined by straight-line interpolation between the fundamental change additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change additional shares will be zero shares;

•	if the stock price is less than $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change additional shares will be zero shares; and

•	if the effective date is on or after September 1, 2020, the fundamental change additional shares will be determined by reference to the last row of the table above.

Notwithstanding anything in the certificate of designations to the contrary, we may not increase the number of shares equal to the then-applicable conversion rate plus the fundamental change additional shares to a number of shares greater than              shares per $1,000 liquidation preference of perpetual convertible preferred stock pursuant to the events described in this “Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount” section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments” below.

Accumulated dividend amount

For any shares of perpetual convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the accumulated dividend amount, determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will pay the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payment in shares of our common stock. If we elect to make any such payment, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the perpetual convertible preferred stock in respect of the accumulated dividend amount. Instead, the number of shares of common stock delivered to holders of the perpetual convertible preferred stock in respect of dividends will be rounded up to the nearest share.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with the accumulated dividend amount, in the aggregate, exceed a number equal to the sum of such amounts (the “additional fundamental change amount”), divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the additional fundamental change amount exceeds the product of the number of shares of common stock delivered in respect of such additional fundamental change amount and 97% of the stock price, we will, if our existing credit facilities are amended after the date hereof to permit the payment of dividends on the perpetual convertible preferred stock and we are able to do so under the terms of our then-outstanding indebtedness and are otherwise legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. For the avoidance of doubt, if we are unable to pay such excess amount in cash in accordance with the foregoing sentence, we will have no further obligation to pay such excess amount.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate; and

•	the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

This fundamental change conversion feature may make more difficult, or discourage, a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Conversion Procedures

A holder that converts its shares of perpetual convertible preferred stock will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any transfer tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. A holder that has shares of perpetual convertible preferred stock converted at our option will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock upon such conversion. Shares of common stock will be issued and delivered only after all applicable transfer taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable transfer taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the perpetual convertible preferred stock will be treated as the record holder(s) of such shares of common stock as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the perpetual convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the perpetual convertible preferred stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the perpetual convertible preferred stock.

Upon early conversion

If a holder elects to convert its shares of perpetual convertible preferred stock in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount,” such holder must observe the following conversion procedures:

If such holder holds a beneficial interest in a global share of perpetual convertible preferred stock, to convert its shares of perpetual convertible preferred stock, such holder must deliver to The Depository Trust Company (DTC) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of perpetual convertible preferred stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations. In either case, if required, such converting holder must pay all applicable taxes or duties, if any.

The early conversion date will be the date on which the converting holder has satisfied the foregoing requirements.

Upon conversion at our option

We will give written notice of our exercise of our conversion option to the transfer agent and holders of shares of perpetual convertible preferred stock not less than 5 scheduled trading days nor more than 20 scheduled trading days immediately preceding the related company conversion date. The notice of company conversion will state certain specified information, including:

•	the company conversion date (each early conversion date and each company conversion date, a “conversion date”);

•	the conversion rate;

•	the number of shares of our perpetual convertible preferred stock to be converted; and

•	that dividends on the shares of our perpetual convertible preferred stock will cease to accrue on the company conversion date.

In addition, we will issue a press release containing the relevant information (and make the press release available on our website), comply with all federal and state laws and regulations applicable to such exercise of our conversion option, comply with all requirements under DTC’s conversion program, if any, applicable to such exercise of our conversion option and comply with all requirements under the certificate of designations applicable to such exercise of our conversion option.

If we do not convert all of the perpetual convertible preferred stock, the transfer agent for the perpetual convertible preferred stock will select the shares of perpetual convertible preferred stock to be converted (on a per-share basis and not on the basis of any fraction of a share) in accordance with the procedures of DTC or if DTC does not prescribe a method of selection, on a pro rata basis, by lot or in accordance with any such method as the transfer agent deems fair and appropriate. If the transfer agent selects a portion of a holder’s perpetual convertible preferred stock for partial conversion and such holder converts a portion of such share at its option, the converted portion at the holder’s option will be deemed to be from the portion selected for conversion at our option. If any perpetual convertible preferred stock is to be converted in part only, we will issue new shares of perpetual convertible preferred stock in a number equal to the un-converted portion thereof.

Fractional shares

No fractional shares of common stock will be issued to holders of our perpetual convertible preferred stock upon conversion. Instead, the number of shares of common stock issuable to holders of our perpetual convertible preferred stock upon conversion, together with the number of shares, if any, issuable to holders of our perpetual convertible preferred stock in respect of accumulated and unpaid dividends in connection with such conversion, will be rounded up to the nearest share.

If more than one share of our perpetual convertible preferred stock is converted at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our perpetual convertible preferred stock so converted.

Anti-dilution Adjustments

The conversion rate will be adjusted if:

(1) We issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 = the applicable conversion rate in effect immediately after the close of business on such record date;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on such record date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution.

Any increase made pursuant to this clause (1) will become effective immediately after the close of business on the record date for such dividend or distribution. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to the conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at the close of business on the record date for such dividend or distribution shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices (as defined below) of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 = the applicable conversion rate in effect immediately after the close of business on such record date;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made pursuant to this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such issuance. In the event that such rights, options or warrants described in this clause (2) are not so issued, the conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the average of the closing sale prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by our board of directors, or an authorized committee thereof). For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(3) We subdivide or combine our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the effective date of such share subdivision or combination;

CR1 = the applicable conversion rate in effect immediately after the open of business on such effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such share subdivision or share combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after the open of business on the effective date of such subdivision or combination.

(4) An ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1), (2) or (3) above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs as defined below in this clause (4)), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 = the applicable conversion rate in effect immediately after the close of business on such record date;

SP0 = the average of the closing sale prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock as of the close of business on the record date for such distribution.

Any increase made pursuant to the preceding paragraph will become effective immediately after the close of business on the record date fixed for such relevant distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such relevant distribution is scheduled to be paid or made but is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such relevant distribution had not been declared.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of perpetual convertible preferred stock shall receive, in respect of each share it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for the relevant distribution.

An ex-dividend date occurs for a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” in which event, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such spin-off;

CR1 = the applicable conversion rate in effect immediately after the close of business on the record date for such spin-off;

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth below as if references therein to our common stock were to such capital stock or similar equity interest) over the first ten consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (the “valuation period”); and

MP0 = the average of the closing sale prices of our common stock over the valuation period.

Any increase made pursuant to the preceding paragraph shall be determined on the last trading day of the valuation period but will be given effect immediately after the close of business on the record date for such spin-off. Notwithstanding the foregoing, in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the conversion date in determining the conversion rate. If a spin-off is announced but our board of directors or a committee thereof determines not to consummate such spin-off, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(5) An ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 = the applicable conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 = the closing sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of perpetual convertible preferred stock shall receive, for each share it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for such cash dividend or distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after the close of business on the record date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (5) is scheduled to be paid or made but is not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6) We or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock, where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the applicable conversion rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the closing sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

The adjustment to the conversion rate under the preceding paragraph of this clause (6) will be determined on the last trading day of the averaging period but will be given effect at the close of business on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be decreased to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). In respect of any conversion during the 10 trading days commencing on, and including, the trading day next succeeding the expiration date, references within the preceding paragraph of this clause (6) shall be deemed to be replaced, solely with respect to that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the perpetual convertible preferred stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights, options or warrants have separated from our common stock (in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such holder to an adjustment to the conversion rate.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices), as determined by us, at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or, in either case, the then-standard closing time for regular trading on the relevant exchange or trading system), as determined by us. If the closing sale price of our common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For the purposes of determining any closing sale price only, a “trading day” means a day on which (i) The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day and (ii) a closing sale price for our common stock is available on such securities exchange or market. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

In addition, subject to applicable law and the applicable listing standards of The New York Stock Exchange, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of the conversion rate or an increase in the conversion rate in our discretion, holders of perpetual convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders of perpetual convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See the section of this prospectus supplement entitled “U.S. Federal Income Tax Considerations.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the conversion rate in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the conversion rate no later than September 1 of each calendar year; provided further that on the earlier of any conversion date and the effective date of a fundamental change, adjustments to the conversion rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding perpetual convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of perpetual convertible preferred stock, a number of shares of our common stock equal to the conversion rate then in effect.

The conversion rate will not be adjusted:

(a) upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(b) upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause (b) and outstanding as of the date the perpetual convertible preferred stock were first issued;

(d) for a change in the par value of the common stock; or

(e) for accumulated and unpaid dividends on the perpetual convertible preferred stock, except as described above under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount.”

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of perpetual convertible preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the adjusted conversion rate.

If an adjustment is made to the conversion rate, an inversely proportional adjustment will be made to the floor price. Whenever any provision of the certificate of designations establishing the terms of the perpetual convertible preferred stock requires us to calculate the VWAP per share and/or closing sale prices of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the early conversion average price, the stock price, the fundamental change conversion rate and the five-day average price, as the case may be) to account for any adjustments to the conversion rate that become effective, or any event that would require such an adjustment if the record date, ex-dividend date, effective date or expiration date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each share of perpetual convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the perpetual convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its perpetual convertible preferred stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election

(or of all holders of our common stock if none makes an election). We will notify holders of the perpetual convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of perpetual convertible preferred stock converted following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of perpetual convertible preferred stock are actually converted). We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of perpetual convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Shares Deliverable upon Conversion

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the perpetual convertible preferred stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of perpetual convertible preferred stock then outstanding (excluding, for the avoidance of doubt, shares deliverable upon conversion in respect of accumulated and unpaid dividends except to the extent that any accumulated and unpaid dividends are outstanding at such time). In addition, all shares of our common stock delivered upon conversion of shares of our perpetual convertible preferred stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will be the transfer agent and registrar for the perpetual convertible preferred stock.

Book-Entry, Delivery and Form

The perpetual convertible preferred stock will be issued in global form. DTC or its nominee will be the sole registered holder of the perpetual convertible preferred stock. Ownership of beneficial interests in the perpetual convertible preferred stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the perpetual convertible preferred stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the perpetual convertible preferred stock, DTC or such nominee, as the case may be, will be considered the sole holder of the perpetual convertible preferred stock represented by such global certificate for all purposes under the certificate of designations. No beneficial owner of an interest in the perpetual convertible preferred stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designations.

Payments of dividends on the global certificate representing the perpetual convertible preferred stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of SunEdison, the transfer agent, registrar, conversion agent or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the perpetual convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the perpetual convertible preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation preference of such global certificate representing the perpetual convertible preferred stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the perpetual convertible preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of SunEdison, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the perpetual convertible preferred stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Series A Perpetual Convertible Preferred Stock and common stock into which our Series A Perpetual Convertible Preferred Stock may be converted. This discussion applies only to a holder of our Series A Perpetual Convertible Preferred Stock and the common stock into which it is convertible that acquires our Series A Perpetual Convertible Preferred Stock pursuant to this offering at the initial offering price. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, including, for example, financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, expatriates, persons deemed to sell our Series A Perpetual Convertible Preferred Stock or common stock under the constructive sale provisions of the Code and persons that hold our Series A Perpetual Convertible Preferred Stock or common stock as part of a straddle, hedge, conversion transaction or other integrated investment. This summary assumes that investors will hold our Series A Perpetual Convertible Preferred Stock or common stock as “capital assets” (generally, property held for investment) under the Code. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Furthermore, this discussion does not address any alternative minimum tax or U.S. federal estate or gift tax consequences, any state, local or non-U.S. tax consequences or the tax known as the Medicare Contribution Tax. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the ownership and disposition of our Series A Perpetual Convertible Preferred Stock or common stock.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of our Series A Perpetual Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes. A beneficial owner of our Series A Perpetual Convertible Preferred Stock or common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes owns our Series A Perpetual Convertible Preferred Stock or common stock, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that own our Series A Perpetual Convertible Preferred Stock or common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

If you are considering the purchase of our Series A Perpetual Convertible Preferred Stock, you should consult your tax advisor concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of U.S. federal income tax considerations to a U.S. Holder of the ownership and disposition of our Series A Perpetual Convertible Preferred Stock and the shares of common stock into which our Series A Perpetual Convertible Preferred Stock may be converted. U.S. federal income tax considerations to Non-U.S. Holders are described under “—Non-U.S. Holders” below.

Distributions

If we make distributions on our Series A Perpetual Convertible Preferred Stock or common stock, the distributions will generally be treated as dividends to a U.S. Holder to the extent we have current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the distributions exceed the current and accumulated earning and profits, the excess will be treated first as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in our Series A Perpetual Convertible Preferred Stock or common stock, which is not subject to tax, and thereafter as capital gain from the sale or exchange of that stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally subject to tax at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.

Share Distributions

We may make distributions to holders of our Series A Perpetual Convertible Preferred Stock that are paid in our common stock. While not free from doubt, these distributions will be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions” above). Accordingly, a U.S. Holder may have a tax liability on account of such distributions in excess of the cash (if any) that is received. A U.S. Holder’s initial tax basis in any common stock received as a distribution on the Series A Perpetual Convertible Preferred Stock will generally equal the fair market value of the common stock on the date of the distribution, and the holding period for that common stock will begin on the day after the distribution.

Adjustments to the Conversion Rate

The conversion rate of the Series A Perpetual Convertible Preferred Stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holder of the Series A Perpetual Convertible Preferred Stock, however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of the Series A Perpetual Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of Series A Perpetual Convertible Preferred Stock may generally be deemed to have received a distribution even though they have not received any cash or property. Any such deemed distribution will generally be taxable to a U.S. Holder in the same manner as an actual distribution as described above under “—Distributions.”

Conversion of our Series A Perpetual Convertible Preferred Stock

A U.S. Holder will generally not recognize gain or loss upon the conversion of the Series A Perpetual Convertible Preferred Stock into shares of common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of dividends in arrears or possibly accrued and unpaid dividends will be taxable as described under “—Distributions” above, (2) a U.S. Holder’s receipt of common stock (if any) in respect of dividends in arrears or possibly accrued but unpaid dividends will be taxable as described under “—Distributions” above as if the U.S. Holder had received cash in respect of such dividends in arrears or possibly accrued but unpaid dividends equal to the fair market value of such common stock on the date of conversion and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder’s adjusted tax basis in the fractional share of our common stock).

Except as discussed in the next sentence, a U.S. Holder’s initial tax basis in shares of common stock received upon conversion of the Series A Perpetual Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Perpetual Convertible Preferred Stock and the holding period of such shares of common stock will include the holding period of the converted shares of Series A Perpetual Convertible Preferred Stock. Common stock received in payment of dividends in arrears or possibly accrued but unpaid dividends and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period will commence on the day after the conversion.

Sale, Exchange, Redemption or Other Taxable Disposition

Upon the sale, exchange, redemption or other taxable disposition of our Series A Perpetual Convertible Preferred Stock (other than pursuant to a conversion into common stock) or common stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Series A Perpetual Convertible Preferred Stock or common stock, as applicable. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in our Series A Perpetual Convertible Preferred Stock or common stock is more than one year at the time of such disposition. The utilization of capital losses is subject to limitations.

Non-U.S. Holders

Distributions

If we make distributions on our Series A Perpetual Convertible Preferred Stock or common stock, the distributions will generally be treated as dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the distributions exceed the current and accumulated earning and profits, the excess will be treated first as a return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in the stock, which is not subject to tax, and thereafter as capital gain from the sale or exchange of that stock.

In general, any distribution treated as a dividend received by a Non-U.S. Holder with respect to our Series A Perpetual Convertible Preferred Stock or common stock, other than as described below, will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. To claim the benefit of a U.S. income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable form for treaty benefits prior to the payment of any amount described above from which the applicable withholding agent would satisfy its withholding obligation, including any common stock treated as a dividend that is distributed with respect to the Series A Perpetual Convertible Preferred Stock. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a Non-U.S. Holder of shares of our Series A Perpetual Convertible Preferred Stock or common stock is engaged in a trade or business in the United States, and if distributions on our stock are effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on such income in the same manner as if the Non-U.S. Holder were a U.S. person unless such Non-U.S. Holder is eligible for treaty benefits. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Dividends that are effectively connected with a United States trade or business (and, if an applicable income tax treaty requires, are attributable to a permanent establishment or fixed base), and therefore are included in the gross income of a Non-U.S. Holder, will not be subject to the 30% U.S. federal withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing with the applicable withholding agent a properly executed IRS Form W-8ECI. In addition, if such Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Share Distributions and Adjustments to Conversion Rate

We may make distributions to holders of our Series A Perpetual Convertible Preferred Stock that are paid in common stock. In general, while not free from doubt, distributions paid in common stock will be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions” above). Similarly, as discussed above under the headings, “—U.S. Holders—Adjustments to the Conversion Rate,” adjustments to the conversion rate (or failure to make certain adjustments) can result in deemed distributions to holders of our Series A Perpetual Convertible Preferred Stock which would be treated as discussed in “—Distributions” above. Because distributions paid in common stock and deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, an applicable withholding agent will generally withhold the U.S. federal tax on any such dividend from any cash, common stock, or sales proceeds otherwise payable to a Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).

Conversion into Common Stock

A Non-U.S. Holder will not recognize gain or loss upon the conversion of the Series A Perpetual Convertible Preferred Stock into shares of common stock, except that (1) a Non-U.S. Holder’s receipt of cash (if any) in respect of dividends in arrears or possibly accrued and unpaid dividends will be taxable as described under “—Distributions” above, (2) a Non-U.S. Holder’s receipt of common stock (if any) in respect of dividends in arrears or possibly accrued but unpaid dividends will be taxable as described under “—Distributions” above as if the Non-U.S. Holder had received cash in respect of such dividends in arrears or possibly accrued but unpaid dividends equal to the fair market value of such common stock on the date of conversion and (3) a Non-U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder’s adjusted tax basis in the fractional share of our common stock); such gain in the case of this clause (3) will be subject to U.S. federal income tax to the extent described below under “—Sale, Exchange, Redemption or Other Taxable Disposition”.

Sale, Exchange, Redemption or Other Taxable Disposition

Any gain realized on the sale, exchange, redemption, or other taxable disposition of our Series A Perpetual Convertible Preferred Stock or common stock will generally not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if an applicable income tax treaty requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States;

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of our Series A Perpetual Convertible Preferred Stock or common stock, as the case may be, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to U.S. federal income tax on the gain derived from the disposition in the same manner as described above in the third paragraph under “—Distributions”. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States. We believe we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of our Series A Perpetual Convertible Preferred Stock or common stock.

Backup Withholding and Information Reporting

A Non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of our Series A Perpetual Convertible Preferred Stock or common stock. This can generally be done by providing a properly executed IRS Form W-8BEN, W-8BEN-E or other applicable form. In addition, we (or the applicable withholding agent) are required to annually report to the IRS and each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of the information returns reporting such dividend payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided timely to the IRS.

Foreign Account Tax Compliance Act

Pursuant to recent legislation known as the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, shares of our Series A Perpetual Convertible Preferred Stock or common stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Series A Perpetual Convertible Preferred Stock or common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, shares of our Series A Perpetual Convertible Preferred Stock or common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Series A Perpetual Convertible Preferred Stock or common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Macquarie Capital (USA) Inc.
MCS Capital Markets LLC

Total	500,000

The underwriters are committed to take and pay for all of the shares of our perpetual convertible preferred stock being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid by Us

Per share
Total

Shares of our perpetual convertible preferred stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of our perpetual convertible preferred stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares of our perpetual convertible preferred stock, the representatives may change the offering price and the other selling terms. The offering of the shares of our perpetual convertible preferred stock by the underwriters is subject to receipt and acceptance of the perpetual convertible preferred stock and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares of our perpetual convertible preferred stock made outside of the United States may be made by affiliates of the underwriters.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of our perpetual convertible preferred stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 45 days from the date of this prospectus supplement, we will not make, directly or indirectly, without the prior written consent of the representatives:

•	any offer, pledge, sale, contract to sell, short sale or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivative of our common stock (or agreement for such).

Notwithstanding the above, we may, during this 45-day lock-up period, without the prior written consent of the representatives:

•	issue and sell the perpetual convertible preferred stock offered by this prospectus supplement;

•	issue shares of our common stock upon exercise, conversion, settlement or vesting of any outstanding warrants, stock options, restricted stock units or other derivative securities or stock-based awards granted pursuant to our equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in this prospectus supplement;

•	issue shares of, or options to purchase shares of, our common stock, or the grant of other equity-based awards (including any securities convertible into shares of our common stock), pursuant to our equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in this prospectus supplement;

•	file any registration statement on Form S-8 with respect to our equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in this prospectus supplement; and

•	issue shares of our common stock or other securities (including securities convertible into or exchangeable for shares of our common stock or other securities) in connection with the acquisition by us or any of our subsidiaries of the securities, business, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us or any of our subsidiaries in connection with any such acquisition, or issue shares of our common stock or other securities (including securities convertible into or exchangeable or exercisable for shares of our common stock or other securities) in connection with joint ventures, commercial relationships or other strategic transactions; provided that the aggregate number of shares issued in all such acquisitions and transactions does not exceed 10% of our outstanding common stock as of the date of this prospectus supplement.

In addition, our executive officers and directors have agreed that, for a period of 45 days from the date of this prospectus supplement, they will not, directly or indirectly, without the prior written consent of the representatives:

•	offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock (including, without limitation, shares of our common stock which may be deemed to be beneficially owned by such individual currently or after the date of this prospectus supplement in accordance with the rules and regulations of the SEC, shares of our common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for our common stock); or

•	enter into any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from our common stock.

Notwithstanding the above, our executive officers and directors may, during this 45-day lock-up period, without the prior written consent of the representatives, transfer any or all of the shares of our common stock or other of our securities (including securities convertible into or exercisable or exchangeable for shares of our common stock):

•

(i) by gift, will or intestacy, (ii) to an immediate family member or a trust formed for the benefit of an immediate family member, or (iii) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by such individual or the immediately family of such individual in a transaction not involving a disposition for value, provided, however, in each case, that (a) the transferee executes an agreement that such transferee is receiving and holding the securities subject to the same lock-up restrictions that are applicable to the transferor and (b) the transfer does not trigger any filing or reporting requirement or obligation or result in any other voluntary or mandatory public disclosure, including but not limited to Form 4 of Section 16 of the Exchange Act;

•	acquired in open market transactions after the completion of this offering; and

•	pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control of our company (including voting in favor of any such transaction or taking any other action in connection with such transaction), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the shares of our common stock shall remain subject to the restrictions contained in the lock-up agreement.

In addition, notwithstanding the above, our executive officers and directors shall not be prohibited or restricted from (i) establishing a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act, provided that no sales of our common stock occur under such plan and no public disclosure of any such action shall be required or made voluntarily by any person prior to the expiration of the 45-day lock-up period described above, or (ii) exercising an option to purchase shares of our common stock granted under any stock-based compensation plan of our company, provided that the underlying shares of our common stock shall continue to be subject to the restrictions contained in the lock-up agreement.

The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. None of our stockholders that are not officers or directors of the company have entered into any lock-up agreement in connection with the offering.

In connection with the offering, the underwriters may purchase and sell shares of our perpetual convertible preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by purchasing such shares in the open market. In determining the source of shares of perpetual convertible preferred stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of our perpetual convertible preferred stock available for purchase in the open market as compared to the price at which they may purchase additional shares of our perpetual convertible preferred stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the perpetual convertible preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our perpetual convertible preferred stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our perpetual convertible preferred stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our perpetual convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the perpetual convertible preferred stock. As a result, the price of the perpetual convertible preferred stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE in the over-the-counter market or otherwise.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Certain of the underwriters and their respective affiliates have provided, from time to time in the past, and may in the future provide, investment banking, financial and other services to us. They receive customary fees and commissions for these services. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, tax equity financing and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In addition, certain of the underwriters or their respective affiliates are parties to the bridge financing commitments entered into in connection with the First Wind Acquisition and lenders under the $410 million margin loan secured by a portion of our equity stake in TerraForm that we incurred on January 29, 2015. Also, certain of the underwriters or their respective affiliates are parties to the senior secured letter of credit facility with us in an aggregate principal amount up to $750 million as of July 31, 2015. We have also entered into a commitment letter with Goldman Sachs Bank USA for a $500 million secured term loan facility, and TerraForm Operating has entered into a debt commitment letter with Goldman Sachs Bank USA for a $960 million unsecured bridge facility pursuant to which certain of the underwriters or their affiliates will be lenders. The funding of the term facility and bridge facility is subject to the negotiation of definitive documentation and other customary closing conditions. We have also entered into a $150 million four-year term loan with Deutsche Bank in connection with our joint venture with Dominion for Four Brothers. In addition, certain investment funds managed by Goldman, Sachs & Co. (collectively, the “GS Funds”) have entered into agreements with us to form a new warehouse for the construction and acquisition of utility-scale solar and wind projects (the “Warehouse”). Subject to certain conditions, the GS Funds have agreed to contribute up to $300 million of equity to the Warehouse, and a syndicate of banks, including certain of the underwriters or their respective affiliates, have agreed to provide debt financing to the Warehouse of up to $700 million in senior secured credit facilities.

Additionally, investment funds managed by an affiliate of MCS Capital Markets, LLC, are existing equity holders in our common stock and in our 0.25% Convertible Notes due 2020.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Sales Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each referred to as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (referred to as the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (referred to as the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (referred to as the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (referred to as the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (referred to as “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art.

1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (referred to as “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (referred to as “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (referred to as “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus.

The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as our legal counsel in connection with this offering. Certain legal matters in connection with offering will be passed upon for the underwriters by Latham  & Watkins LLP.

EXPERTS

The consolidated financial statements of SunEdison, Inc., as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, incorporated by reference herein, and the effectiveness of internal control over financial reporting as of December 31, 2014, have been audited by KPMG LLP, independent registered public accounting firm, as stated in its reports incorporated by reference herein.

The consolidated financial statements of First Wind Holdings, LLC and subsidiaries included in SunEdison, Inc.’s Form 8-K/A as filed with the SEC on February 13, 2015 for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

SunEdison, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

Subscription Rights

We may offer and sell, from time to time, in one or more offerings, any combination of the following types of securities:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities and secured debt securities or unsecured debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	warrants to purchase preferred stock;

•	depositary shares;

•	purchase contracts;

•	units;

•	subscription rights; or

•	any combination of these securities.

Some or all of our subsidiaries may guarantee some or all of our debt securities. The securities may be offered separately or together in any combination and as separate series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement including any documents incorporated or deemed incorporated by reference into this prospectus or any prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Shares of our common stock are traded on the New York Stock Exchange, which we refer to as NYSE, under the symbol “SUNE.” If we decide to list or seek a listing for any other securities, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing, as applicable.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2013

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “us,” “we,” “our” and “SunEdison” refer to SunEdison, Inc. and its consolidated subsidiaries and their respective predecessors;

i

(ii) “SunEdison, Inc.” refers to SunEdison, Inc., exclusive of its subsidiaries; (iii) “our common stock” refers to the common stock of SunEdison, Inc. and similar references to other securities, other than guarantees, that we have issued or may issue under this registration statement refers only to SunEdison, Inc. as the issuer of such securities; (iv) “downstream solar” refers to our activities in connection with project development, distribution and installation of solar energy systems; and (v) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2013 and from our Annual Report to Stockholders filed with the SEC on April 15, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013 filed with the SEC on May 9, 2013 and August 7, 2013, respectively, including the amendment to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2013 filed with the SEC on August 20, 2013;

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2013, March 11, 2013, May 8, 2013, May 24, 2013, June 5, 2013, June 5, 2013, July 24, 2013, August 22, 2013 and September 9, 2013; and

•	the description of the Company’s common stock, $.01 par value per share, included in our Current Report on Form 8-K filed with the SEC on September 9, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current

Report on Form 8-K (including any exhibits included with such items), unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-13828.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.sunedison.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o SunEdison, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, (636) 474-5000.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding:

•	demand and/or pricing of our products or the pricing environment in the future;

•	our expectation that we will generate sufficient taxable income to realize the benefits of our net deferred tax assets;

•	the appropriateness of our tax positions and the timing of our tax audits;

•	the timing of our various manufacturing ramps or the cessation or continuation of production at certain facilities;

•	the anticipated growth of our business in 2013 and beyond;

•	the effects of economic factors on our market capitalization;

•	our expectation that we will have the financial resources and liquidity needed to meet our business requirements throughout 2013 and beyond;

•	future amendments or termination of our agreements with our long-term solar wafer customers and payments associated with such contracts;

•	our estimates of penalties associated with termination of or purchase shortfalls under certain of our long-term supply contracts with our vendors;

•	the nature and extent of tax rebate programs or feed-in-tariffs in the future;

•	our expectations regarding indemnification payments related to tax credits;

•	the ultimate impact our legal proceedings may have on us;

•	the charges we expect to incur, the timing of completion, the savings we expect to realize, the number of employees who will be affected and our execution of our announced restructurings;

•	our expectations regarding our annual pre-tax operating benefits upon the completion of our restructuring activities;

•	our expectations regarding recognition of annual amortization expenses;

•	our expectations regarding our investments in research and development;

•	our expectations regarding our future cash flow generation;

•	our expectations regarding solar wafer sales to external parties and sales of our solar energy systems;

•	the amount of our contributions to our pension plans in 2013 and beyond and our estimates regarding actuarial loss (gain) and future benefits payable under our pension plans;

•	the anticipated effect of certain accounting pronouncements on our results of operations and financial condition;

•	the classification of our solar energy systems as direct sales, sale-leasebacks or held systems and the current and subsequent accounting treatment of such transactions;

•	our expectations regarding the timing and amount of our investments in our joint ventures;

•	the timing of completion of the construction, installation and testing of the equipment and the milestone payments related to the joint venture with Samsung Fine Chemicals Co. Ltd. for the construction and operation of a new facility to produce high purity polysilicon in Ulsan, South Korea;

•	the requirements of and our compliance with the terms governing our indebtedness, including the indenture (the “2019 Notes Indenture”) governing the 7.75% Senior Notes due 2019 (the “2019 Notes”) and the impact of related cross default provisions;

•	the sources of funding and our ability to access funding for our business;

•	our expectation regarding our purchase of renewable energy credits;

•	our ability to compete effectively in the markets we serve; and

•	our statements regarding our future working capital and other capital requirements.

These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 1, 2013, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference herein or therein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

v

OUR COMPANY

Overview

We are a major developer and seller of photovoltaic energy solutions and a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. We are one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. We believe that our technology leadership in silicon and downstream solar are enabling us to expand our downstream customer base and lower costs throughout the silicon wafer supply chain.

We are organized by end market, and have two reportable industry segments: Solar Energy and Semiconductor Materials. Our Solar Energy business provides solar energy services that integrate the design, installation, financing, monitoring, operations and maintenance portions of the downstream solar market for our customers. The results of the business include the operating of, leasing of and sale of solar energy systems and services to customers who purchase renewable energy by delivering solar power to them under long term power purchase arrangements and feed in tariff arrangements. Our Solar Energy business also manufactures polysilicon, silicon wafers and solar modules to support our downstream solar business, as well as for sale to external customers. Our Semiconductor Materials business includes the development, production and marketing of semiconductor wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices.

Solar Energy Business

In support of our downstream solar business, our Solar Energy business manufactures polysilicon, silicon wafers and solar modules. While there continued to be external solar wafer sales during 2012, these sales were significantly diminished from prior year sales levels and, going forward, solar wafer sales to external parties are expected to continue to decline to or remain at lower levels given our strategic shift to primarily supplying wafers for internal consumption by our solar energy services business. Additionally, our Solar Energy business will sell solar modules to third parties in the event the opportunity aligns with our internal needs.

We provide our downstream customers with a simplified and economical way to purchase renewable energy by delivering solar power under long-term power purchase arrangements with customers or feed-in tariff arrangements with government entities and utilities. Our solar energy services business is heavily dependent upon government subsidies, including U.S. federal incentive tax credits, state-sponsored energy credits and foreign feed-in tariffs. In certain jurisdictions, the sale of a solar energy system would not be profitable today without these incentives. Our customers pay us only for the electricity output generated by the solar energy systems we install on their rooftops, or other property, thereby avoiding the significant capital outlays otherwise usually associated with power plant projects, including typical solar power plants. Once installed, our solar energy systems provide energy savings to customers and enable them to hedge a portion of their energy costs against volatile electricity prices by generating electricity during daylight hours when electricity prices are typically highest. Our objective is to develop solar power generation assets that serve as a cost-effective clean energy alternative to central-generated power in select markets throughout North America, Europe, the Middle East, South Korea, Thailand, Malaysia, India, China, South Africa and, in the future, other countries in Asia and in South America.

Semiconductor Materials Business

Wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. We have developed a broad product portfolio of wafers, an extensive global manufacturing footprint, process technology expertise and supply chain flexibility, while increasing our capital efficiency and maintaining a lean operating culture.

Throughout our over 50 years of operations, we have pioneered a number of semiconductor industry firsts, including the development of the dislocation-free Czochralski silicon crystal growth process and the chemical-mechanical planarization process, as well as the initial production and commercialization of 100mm and 200mm semiconductor wafers. More recently, we have been a leader in the development of advanced substrates such as epitaxial, or EPI, wafers and wafers for the silicon-on-insulator, or SOI, market, which enable advanced computing and communications applications.

We primarily sell our products to all of the major semiconductor manufacturers in the world, including integrated device manufacturers and pure-play semiconductor foundries, and to a lesser extent, leading companies that specialize in wafer customization. During 2012, our largest customers were Samsung, Taiwan Semiconductor Manufacturing Company and STMicroelectronics. We operate facilities in major semiconductor manufacturing regions throughout the world, including Taiwan, Malaysia, South Korea, Italy, Japan and the United States. We have chosen to locate our manufacturing facilities in regions that offer both low operating costs and close proximity to our customers to facilitate collaboration on product development activities and shorten product delivery times.

In recent years, the growth in semiconductor wafer demand has been largely attributable to the proliferation of mobile devices such as smart phones and tablets. These devices require semiconductors that are energy efficient, low cost, high performance and highly integrated into a small footprint. Semiconductors offering those characteristics increasingly require EPI and SOI wafers. We believe that the combination of our process technology expertise in EPI and SOI wafer manufacturing with our capital efficiency provides us with significant opportunities as the markets for EPI and SOI wafers continue to grow.

Corporate Information

We were formed in 1984 as a Delaware corporation and completed our initial public stock offering in 1995. Our corporate structure includes, in addition to our wholly owned subsidiaries, an 80%-owned consolidated joint venture in South Korea, MEMC Korea Company. We also have nine consolidated joint ventures related to the construction and operation of solar energy systems. On May 30, 2013, we changed our name to SunEdison, Inc. from MEMC Electronic Materials, Inc.

Our principal executive offices are located at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, and our telephone number is (636) 474-5000. Our website address is www.sunedison.com. Our website and the information contained on that site, or connected to that site, are expressly not incorporated into and are not a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Six Months Ended June 30, 2013		Year Ended December 31,
			2012		2011		2010		2009		2008
Ratio of earnings to fixed charges	(A	)	(B	)	(C	)	(D	)	(E	)	130.8x

(A)	The ratio of earnings to fixed charges was less than one-to-one for the six months ended June 30, 2013. Earnings were insufficient to cover fixed charges by $168.6 million.
(B)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Earnings were insufficient to cover fixed charges by $100.6 million.
(C)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2011. Earnings were insufficient to cover fixed charges by $1,401.5 million.
(D)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2010. Earnings were insufficient to cover fixed charges by $17.3 million.
(E)	The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2009. Earnings were insufficient to cover fixed charges by $100.5 million.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, equity in earnings or loss of joint venture, and noncontrolling interests, plus fixed charges and amortization of capitalized interest. From that total, capitalized interest and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges is subtracted. Fixed charges consist of interest expense (which includes amortization of debt issuance costs) and capitalized interest, plus the portion of rent expense under operating leases deemed to be representative of the interest factor. SunEdison, Inc.’s management calculates the interest component of rental expense as one-third of total rent expense.

Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of SunEdison, Inc. that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally in payment with all of our other senior and unsubordinated debt, whether secured or unsecured.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt, additional subordinated debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by some or all of our domestic subsidiaries (each, a “guarantor” and collectively the “guarantors”), on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the guarantors pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures will be substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

We may issue additional notes under the 2019 Notes Indenture (the “Additional Notes”). The Additional Notes will have terms substantially identical in all material respects to the 2019 Notes. The 2019 Notes and the Additional Notes will be treated as a single class for all purposes under the 2019 Notes Indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement applicable for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•	if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by some or all of the guarantors and, if so, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantee;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.; and

•	access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time as of the date of this prospectus, JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•	If the successor entity in the transaction is not SunEdison, Inc., the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of SunEdison, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of the guarantors, if any, of such debt securities will also be discharged with respect to the guarantee of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, the guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, the guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•	we fail to comply for 60 days after notice with the other agreements contained in the indenture. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above may result in an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Except as otherwise specified in the applicable prospectus supplement, before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•	the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. Except as otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. Except as otherwise specified in the applicable prospectus supplement, we, along with the guarantors, if any, and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not, except as otherwise specified in the applicable prospectus supplement:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•	impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release, other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the guarantors, if any, and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company or any guarantor under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or any guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or any guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	if the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	if the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued only in fully registered form, without interest coupons and, unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by some or all of the guarantors. However, the applicable indenture governing the debt securities will not require that some or all the guarantors guarantee any series of debt securities. As a result, a series of debt securities may or may not have any guarantors.

If SunEdison, Inc. issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, a guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of a guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the guarantor, result in the obligations of the guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void a guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of a guarantor, (x) if the transferee is not an affiliate of SunEdison, Inc., the guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than SunEdison,

Inc.) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the guarantors, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to the guarantor that has provided a guarantee of any debt securities, the holders of the guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by the guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of the guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the guarantor and, in addition to being effectively subordinated to secured debt of the guarantor, will be subordinated in right of payment to all of the guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the applicable prospectus supplement for each debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for any debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity.

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock. As of the date of this prospectus, we have no preferred stock outstanding.

We are authorized to issue up to 50,000,000 shares of preferred stock, $.01 par value per share.

Subject to limitations prescribed by law, the preferred stock may be issued, if so determined by the board of directors of the Company, either as a class without series or from time to time in one or more series and with such designation for such class or each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or each such series adopted by our board of directors.

Our board of directors in any such resolution or resolutions is expressly authorized to state and express for such class or each such series:

•	voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of the certificate of incorporation, voting rights to be exercised either together with the holders of common stock as a single class, or independently as a separate class;

•	the rate per annum and the times at and conditions upon which the holders of shares of such class or series shall be entitled to receive dividends, the conditions and dates upon which such dividends shall be payable and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the terms upon which such dividends shall be cumulative;

•	redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or noncumulative;

•	the rights to which the holders of the shares of such class or series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Company;

•	the terms, if any, upon which the shares of such class or series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•	any other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the certificate of incorporation and to the full extent permitted by the laws of the State of Delaware.

All shares of preferred stock, if issued as a class without series, or all shares of the preferred stock of any one series, if issued in series, shall be identical to each other in all respects and shall entitle the holders thereof to the same rights and privileges, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

General

Our certificate of incorporation authorizes us to issue 300,000,000 shares of common stock, $.01 par value per share. The number of shares of our common stock outstanding at August 5, 2013 was 231,959,911.

Dividends

Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends or distributions declared by our board of directors out of the funds legally available for that purpose.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of shares of our common stock will be entitled to share ratably in any assets of the Company remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to any outstanding shares of our preferred stock.

Other

The holders of shares of our common stock have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Company or any securities convertible into or exchangeable for shares of any class of capital stock of the Company. All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable and any shares of our common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

Voting Rights

Our common stock is entitled to one vote on each matter submitted to a vote at a meeting of holders for each share of our common stock held of record by such holder as of the record date for such meeting.

Except as otherwise required by law, the certificate of incorporation, or any preferred stock designation, holders of common stock are not entitled to vote on any amendment to the certificate of incorporation or any preferred stock designation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon pursuant to the certificate of incorporation, any preferred stock designation, or the Delaware General Corporation Law (“DGCL”).

Delaware Anti-Takeover Law; No Super-Majority Approval

Section 203 of the DGCL applies to us. Under certain circumstances, Section 203 limits the ability of an interested stockholder to effect various business combinations with the Company for a three-year period following the time that such stockholder becomes an interested stockholder. For purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within the immediately preceding three years did own, 15% or more of our voting stock.

An interested stockholder may not engage in a business combination transaction with the Company within the three-year period unless:

•	before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of our voting stock (excluding shares owned by officers, directors or certain employee stock purchase plans); or

•	at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Board Size; Director Election and Removal

Our certificate of incorporation provides that the board of directors shall consist of not less than five and not more than 15 persons, the exact number of directors to be set forth in, or in the manner provided in, the by-laws of the Company and shall be fixed from time to time pursuant to a resolution adopted by a majority of the whole board of directors. Until the election of directors at the 2016 annual meeting of stockholders, our board of directors shall be divided into three classes, designated Class I, Class II and Class III, each of which shall consist, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors. Except as set forth below, each class of directors shall be elected to a three-year term and the terms of each class shall be staggered so that only one class of directors is elected at each annual meeting of stockholders. At each annual meeting of stockholders beginning in 2014, successors to the class of directors whose terms expire at such annual meeting shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, our board of directors shall cease to be classified and our entire board of directors shall be subject to election at each annual meeting of stockholders. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Newly created directorships resulting from any increase in the authorized number of directors or vacancies in the board of directors are filled by a majority vote of the directors then in office. Any director appointed in accordance with the preceding sentence shall hold office (1) if appointed prior to the 2016 annual meeting of stockholders, for a term that shall coincide with the remaining term of that class in which the new directorship was created or the vacancy exists; or (2) if appointed at or following the 2016 annual meeting of stockholders, for a term expiring at the next annual meeting of stockholders, and in each case, shall serve until such director’s successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Members of the board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors.

Stockholder Meetings; Written Consent

Stockholders are entitled to take action by written consent if the consent is signed by the holders of all the outstanding stock entitled to vote on such action. Special meetings of the stockholders may be called by a majority of the holders of the common stock of the Corporation or by a majority of the Board of Directors or by the Chairman of the Board.

Amendment of Bylaws

Our board of directors has the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Company, or any of them, upon a vote of a majority of the total number of directors.

Director Indemnification

The Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Listing of our Common Stock

Our common stock is listed on the NYSE under the trading symbol “SUNE.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock or preferred stock. If we do so, we will issue fractional interests in our debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock or a fraction of a share of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock or preferred stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Such appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

General

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock or preferred stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement; and

•	any applicable United States federal income tax considerations.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform other services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois, will issue an opinion about certain legal matters with respect to the securities offered hereby. Any underwriters or agents will be advised about other issues relating to any offering by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of SunEdison, Inc. (formerly known as MEMC Electronic Materials, Inc.) as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of SunEdison, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority. The report covering the December 31, 2012 consolidated financial statements refers to Note 2 to the consolidated financial statements, that the Company changed its method of accounting for multiple deliverable arrangements as of January 1, 2011 due to the adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements (an amendment to FASB Accounting Standards Codification Topic 605-25).

500,000 shares

SunEdison, Inc.

    % Series A Perpetual Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.

BofA Merrill Lynch

Deutsche Bank Securities

Morgan Stanley

J.P. Morgan

Macquarie Capital

Co-manager

MCS Capital Markets